                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              BELLSOUTH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                     NOTICE OF
                                                       1999
                                                  ANNUAL MEETING







                                                  Proxy Statement




                                          Annual Financial Statements and
                                                Review of Operations









                                                       BELLSOUTH

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
Notice of Annual Meeting.................................................................................          1
Proxy Statement:
  Voting Information.....................................................................................          2
  Election of Directors..................................................................................          4
  Governance of the Company..............................................................................          7
  Committees of the Board................................................................................          8
  Director Compensation..................................................................................         10
  Stock Ownership of Directors and Executive Officers....................................................         12
  Ratification of Appointment of Independent Auditors....................................................         13
  Shareholder Proposals..................................................................................         13
  Executive Nominating and Compensation Committee Report on Executive Compensation.......................         16
  Compensation Committee Interlocks and Insider Participation............................................         19
  Executive Compensation.................................................................................         20
  Five-Year Performance Comparison.......................................................................         26
  General Information:
    Attendance at the Annual Meeting.....................................................................         27
    Other Matters To Come Before The Meeting.............................................................         27
    Shareholder Proposals for the 2000 Proxy Statement...................................................         27
    Director Nominees or Other Business for Presentation at the 2000 Annual Meeting......................         27
    Section 16(a) Beneficial Ownership Reporting Compliance..............................................         27
    Duplicate Summary Annual Reports.....................................................................         28
    Other Information....................................................................................         28
    Solicitation of Proxies..............................................................................         28
Appendix:
Annual Financial Statements and Review of Operations:
  Selected Financial and Operating Data..................................................................        A-1
  Management's Discussion and Analysis of Results of Operations
    and Financial Condition..............................................................................        A-2
  Report of Management...................................................................................       A-21
  Audit Committee Chairman's Letter......................................................................       A-22
  Report of Independent Accountants......................................................................       A-22
  Consolidated Statements of Income......................................................................       A-23
  Consolidated Balance Sheets............................................................................       A-24
  Consolidated Statements of Cash Flows..................................................................       A-25
  Consolidated Statements of Shareholders' Equity and Comprehensive Income...............................       A-26
  Notes to Consolidated Financial Statements.............................................................       A-27
  Market and Dividend Data...............................................................................       A-51

                                                                      [LOGO]

MARCH 9, 1999

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1999

To Our Shareholders:

The Annual Meeting of Shareholders of BellSouth Corporation will be held at the Cobb Galleria Centre Ballroom, 2 Galleria Parkway, Atlanta, Georgia, on Monday, April 26, 1999 at 9:00 a.m., Eastern Daylight Time. The following items of business will be discussed and voted upon during the meeting:
1.  The election of five (5) directors for a term of three years.
2. The ratification of the appointment of PricewaterhouseCoopers LLP, certified public accountants, as BellSouth's independent auditors for the year 1999.
3. Such other matters, including shareholder proposals, that may properly come before the meeting.

The Board of Directors has fixed March 8, 1999 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

We look forward to seeing you at the meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in 1999.

/s/ Carl E. Swearingen

Carl E. Swearingen
Senior Vice President-Corporate Compliance and Corporate Secretary

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, DATE AND
      PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

This Proxy Statement and the accompanying proxy card are being mailed to BellSouth shareholders beginning March 9, 1999. The BellSouth Board of Directors is soliciting proxies to be used at the 1999 Annual Meeting of BellSouth Shareholders which will be held April 26, 1999. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of BellSouth Shareholders or any adjournment of that meeting.

WHO CAN VOTE

You are entitled to vote if you were a shareholder of record of BellSouth stock as of the close of business on March 8, 1999. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

SHARES OUTSTANDING

Forty percent of the outstanding shares of BellSouth stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of BellSouth Shareholders. On January 31, 1999, 1,978,049,705 shares of BellSouth stock were outstanding, including shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. We do not know of any shareholder who beneficially owned more than five percent of BellSouth's stock as of January 31, 1999.

PROXY CARD

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee in favor of the election of all of the director nominees and in accordance with the directors' recommendations on the other proposals listed on the proxy card. The Committee will vote at its discretion on any other matter that may properly come before the meeting.

If you wish to assign your proxy to someone other than the Directors' Proxy Committee, you should cross out all three names appearing on the proxy card and insert the name(s) of up to three other people. The person or persons representing you must present your signed proxy card and a ballot at the meeting in order to vote your shares.

VOTING OF SHARES

Each share of BellSouth stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

BELLSOUTH DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

FOR BELLSOUTH EMPLOYEES: If you are a participant in one or more of the following employee payroll-based plans, and the accounts are registered in the same name, your proxy card also will serve as voting instructions for the trustees of those plans:

       BellSouth Employee Stock Ownership Plan (PAYSOP)
       BellSouth Employee Stock Investment Plan (ESIP)

       BellSouth Employee Stock Purchase Plan (ESPP)
       BellSouth Savings and Security Plan (SSP)
       BellSouth Retirement Savings Plan (BRSP)

According to the terms of the ESIP, ESPP, SSP and BRSP, the trustee will vote plan shares represented by proxy cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

REQUIRED VOTES--ELECTION OF DIRECTOR NOMINEES

Directors are elected by a plurality of the votes, which means the five nominees who receive the largest number of properly executed votes will be elected as directors. Each share of BellSouth stock is entitled to one vote for each of five director nominees. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

REQUIRED VOTES--OTHER MATTERS

The affirmative vote of a majority of the shares present (in person or by proxy and entitled to vote at the Annual Meeting) is needed to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors, and to approve the shareholder proposals. All other matters properly considered at the meeting will be determined by a majority of the votes cast.

TABULATION OF VOTES

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, proxies which are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE

Vote your choices by marking the appropriate boxes on the enclosed proxy card. Sign and return the proxy card in the enclosed self-addressed envelope. YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU WOULD LIKE TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS DISCUSSED IN THIS PROXY STATEMENT, ALL YOU NEED TO DO IS SIGN, DATE AND RETURN YOUR PROXY CARD.

REVOCATION OF PROXY

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You can revoke your proxy by delivering to the Company a proxy card bearing a later date or by attending the meeting in person and casting a ballot.

                            ------------------------

                              DIRECTORS' PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

At the date of this Proxy Statement, the Board of Directors of BellSouth consists of 14 members, 13 of whom are nonemployee directors. Ronald A. Terry will retire from the Board effective April 26, 1999 after fifteen years of exemplary service to the Company. The Board is divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each Annual Meeting of BellSouth Shareholders. Five director nominees have been nominated for election at this meeting.

NOMINEES

The following nominees have been selected by the Committee on Directors and Corporate Governance and approved by the Board for submission to the shareholders: F. Duane Ackerman; Reuben V. Anderson; Kathleen F. Feldstein; John
G. Medlin, Jr.; and C. Dixon Spangler, Jr., each to serve a three-year term expiring at the Annual Meeting in the year 2002.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the Committee on Directors and Corporate Governance. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy card.

FOLLOWING IS THE PRINCIPAL OCCUPATION, AGE AND CERTAIN OTHER INFORMATION FOR EACH DIRECTOR NOMINEE AND OTHER DIRECTORS SERVING UNEXPIRED TERMS.

NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2002:

                              F. DUANE ACKERMAN, 56, CHAIRMAN OF THE
             [PHOTO] BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, BELLSOUTH CORPORATION. DIRECTOR SINCE 1993 AND FROM APRIL 1989-APRIL 1991. Vice Chairman of the Board, President and Chief Executive Officer, December 1996-December 1997; Vice Chairman of the Board and Chief Operating Officer, January 1995-December 1996. President and Chief Executive Officer, BellSouth Telecommunications,
                              Inc., November 1992-December 1994;
                              President and Chief Operating Officer,
                              and Vice Chairman of the Board,
                              BellSouth Telecommunications, Inc.,
                              December 1991- October 1992. Vice
                              Chairman and Group President, March
                              1991-November 1991; Vice
                              Chairman-Finance and Administration,
                              BellSouth Corporation, April
                              1989-February 1991. Director of South
                              Central Bell, January 1984-April 1985.
                              Director of American Heritage Life
                              Insurance Company. Trustee, Rollins
                              College.

                              REUBEN V. ANDERSON, 56, PARTNER, PHELPS
             [PHOTO]          DUNBAR, A LAW FIRM. DIRECTOR SINCE 1994.
                              Mississippi Supreme Court Justice,
                              1985-1990. Director of The Kroger
                              Company and Trustmark National Bank.
                              Trustee, Tougaloo College.

                              KATHLEEN F. FELDSTEIN, 58, PRESIDENT,
             [PHOTO]          ECONOMICS STUDIES, INC., A PRIVATE
                              ECONOMICS CONSULTING FIRM. DIRECTOR
                              SINCE NOVEMBER 1998. Director of
                              BankAmerica Corporation; Ionics, Inc.;
                              The John Hancock Mutual Life Insurance
                              Company, Inc.; and Knight Ridder.

                              JOHN G. MEDLIN, JR., 65, CHAIRMAN
             [PHOTO]          EMERITUS, WACHOVIA CORPORATION. DIRECTOR
                              SINCE 1988. Director of Burlington
                              Industries, Inc.; Media General, Inc.;
                              National Service Industries, Inc.; US
                              Airways Group, Inc.; and Wachovia
                              Corporation.

                              C. DIXON SPANGLER, JR., 66, CHAIRMAN OF
             [PHOTO]          THE BOARD, C.D. SPANGLER CONSTRUCTION
                              CO. DIRECTOR SINCE 1987. President,
                              University of North Carolina, 1986-1997.
                              Director of C. D. Spangler Construction
                              Co.; Golden Eagle Industries, Inc.;
                              National Gypsum Co.; and Sonoco Products
                              Co.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.

                            ------------------------

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000:

                              J. HYATT BROWN, 61, CHAIRMAN, PRESIDENT
             [PHOTO] AND CHIEF EXECUTIVE OFFICER, POE & BROWN, INC., AN INSURANCE SERVICES COMPANY. DIRECTOR SINCE 1994. Director of BellSouth Telecommunications, Inc., March 1984-February 1994. Director of FPL Group, Inc.; International Speedway Corporation; Rock-Tenn Company; and Sun-Trust Banks Inc. Trustee, Stetson University.

                              PHYLLIS BURKE DAVIS, 67, RETIRED SENIOR
             [PHOTO]          VICE PRESIDENT, AVON PRODUCTS, INC.
                              DIRECTOR SINCE 1985. Director of Eaton
                              Corporation and The TJX Companies, Inc.
                              Trustee, Fidelity Mutual Funds.

                              ROBIN B. SMITH, 59, CHAIRMAN AND CHIEF
             [PHOTO]          EXECUTIVE OFFICER, PUBLISHERS CLEARING
                              HOUSE, A MAGAZINE SUBSCRIPTION COMPANY.
                              DIRECTOR SINCE 1994. Director of Kmart
                              Corp.; Springs Industries, Inc.; Texaco
                              Inc.; and two fund clusters administered by Prudential Investment Management.

                              WILLIAM S. STAVROPOULOS, 59, PRESIDENT
             [PHOTO]          AND CHIEF EXECUTIVE OFFICER, THE DOW
                              CHEMICAL COMPANY, A CHEMICAL
                              MANUFACTURING COMPANY. DIRECTOR SINCE
                              1997. Director of Chemical Financial
                              Corp.; The Dow Chemical Company; Dow
                              Corning Corporation; and NCR
                              Corporation.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001:

                              JAMES H. BLANCHARD, 57, CHAIRMAN OF THE
             [PHOTO] BOARD AND CHIEF EXECUTIVE OFFICER, SYNOVUS FINANCIAL CORP., A BANK HOLDING COMPANY. DIRECTOR SINCE 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Total System Services, Inc. Trustee, Columbus State University Foundation and University of Georgia Foundation.

                              ARMANDO M. CODINA, 52, CHAIRMAN OF THE
             [PHOTO] BOARD AND CHIEF EXECUTIVE OFFICER, CODINA GROUP INC., A REAL ESTATE DEVELOPMENT COMPANY. DIRECTOR SINCE 1992. Director of BellSouth
                              Telecommunications, Inc., March
                              1989-February 1992. Director of American
                              Bankers Insurance Group, Inc.; AMR
                              Corporation; FPL Group, Inc.; Weeks
                              Corporation; and Winn-Dixie Stores.

                              LEO F. MULLIN, 56, PRESIDENT AND CHIEF
             [PHOTO] EXECUTIVE OFFICER, DELTA AIR LINES, INC., AN AIR TRANSPORTATION COMPANY. DIRECTOR SINCE 1998. Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, an electric service utility, December 1995-August 1997. President and Chief Operating Officer of First Chicago Corporation, a bank holding company, November 1993-
                              July 1995. Director of Delta Air Lines,
                              Inc. and Inland Steel Industries, Inc.
                              Trustee, Field Museum of Natural History and Northwestern University.

                              J. TYLEE WILSON, 67, RETIRED CHAIRMAN OF
             [PHOTO]          THE BOARD AND CHIEF EXECUTIVE OFFICER,
                              RJR NABISCO, INC. DIRECTOR SINCE 1985.
                              Director of Southern Bell, October
                              1983-February 1985. Director of Carolina
                              Power & Light Company. Trustee, Wake
                              Forest University.

                            ------------------------

                           GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

The business affairs of BellSouth are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company's Articles of Incorporation and By-laws. Members of the Board are kept informed through reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means.

All of the directors are independent, nonemployee directors except Mr. Ackerman, the Chairman of the Board, President and Chief Executive Officer of BellSouth. Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this Proxy Statement. Mr. Rueben V. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 1998, two subsidiaries of BellSouth retained Phelps Dunbar with regard to a variety of legal issues. The amount of fees paid to Phelps Dunbar for such services was less than 5% of the firm's gross revenue for the last fiscal year.

Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Committee on Directors and Corporate Governance should write to: Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

BOARD AND COMMITTEE MEETINGS

The Board of Directors held eight meetings in 1998. All directors attended at least 75% of Board and committee meetings held during their tenure during 1998. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 98%.

CORPORATE GOVERNANCE REVIEW

During 1998, the Board conducted an in-depth review of its corporate governance procedures. As a result of this review, it formed a new committee, the Committee on Directors and Corporate Governance. The new Committee's basic responsibilities are described on page 8. These steps are designed to ensure continuing excellence in performance and accountability to the Company's shareholders.

                            COMMITTEES OF THE BOARD

                        DIRECTORS AND
                          CORPORATE                               EXECUTIVE NOMINATING    FINANCE/STRATEGIC
      AUDIT              GOVERNANCE             EXECUTIVE           AND COMPENSATION          PLANNING
------------------  ---------------------  --------------------  -----------------------  -----------------
R. A. Terry, Chair  J. G. Medlin, Jr.,     F. D. Ackerman,       C. D. Spangler, Jr.,     P. B. Davis,
R. V. Anderson      Chair                  Chair                 Chair                    Chair
K. F. Feldstein     A. M. Codina           P. B. Davis           J. H. Blanchard          J. H. Brown
J. G. Medlin, Jr.   P. B. Davis            J. G. Medlin, Jr.     A. M. Codina             L. F. Mullin
W. S. Stavropoulos  C. D. Spangler, Jr.    C. D. Spangler, Jr.   J. T. Wilson             R. B. Smith
                    R. A. Terry            R. A. Terry

During 1998, the standing committees listed below assisted the Board in carrying out its duties:

AUDIT COMMITTEE

The Audit Committee met six times in 1998. Its duties and responsibilities include the following:

    - Provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices.

    - Recommends to the Board the appointment of the Company's independent public accountants.

    - Provides oversight of the adequacy of the Company's system of internal controls.

    - Provides oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations.

COMMITTEE ON DIRECTORS AND CORPORATE GOVERNANCE

The Committee on Directors and Corporate Governance met twice in 1998. Its duties and responsibilities include the following:

    - Considers and recommends nominees for membership on the Board.

    - Recommends strategy and program of compensation for directors.

    - Recommends process and oversees assessment of Board performance.

    - Oversees and evaluates issues of corporate governance.

    - Recommends processes and practices through which the Board will conduct its business.

EXECUTIVE COMMITTEE

The Executive Committee did not meet in 1998. The Committee meets on call by the Chairman of the Board during the intervals between Board meetings and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors.

EXECUTIVE NOMINATING AND COMPENSATION COMMITTEE

The Executive Nominating and Compensation Committee (formerly the Nominating and Compensation Committee) met eight times in 1998. Its Report on Executive Compensation begins on page 16. Its duties and responsibilities include the following:

    - Nominates qualified persons as executive officers.

    - Establishes overall strategy with respect to compensation for officers and management.

    - Provides oversight of Company's qualified employee benefit plans.

    - Performs annual appraisal of Chief Executive Officer and reports results to the Board.

    - Oversees the Company's executive succession plan.

FINANCE/STRATEGIC PLANNING COMMITTEE

The Finance/Strategic Planning Committee met seven times in 1998. Its duties and responsibilities include the following:

    - Reviews, approves or recommends to the full Board the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

    - Oversees the financial objectives, policies, procedures and activities of the Company.

DIRECTORS' PROXY COMMITTEE

The Board also has designated a Directors' Proxy Committee, which votes the shares represented by proxies at the Annual Meeting of Shareholders. Its members are Messrs. Ackerman, Spangler and Terry.

                            ------------------------

                             DIRECTOR COMPENSATION

FEES AND OTHER COMPENSATION

During 1998, directors who were not employees of BellSouth received the following:

      Annual retainer                                 $30,000 (50% paid in BellSouth stock)
      Attendance fee for each Board meeting           $ 1,800
      Attendance fee for each Committee meeting       $ 1,500
      Annual retainer for each Committee chaired      $ 5,000
      Annual grant of BellSouth stock                 400 shares (after stock split
                                                      effective
                                                             December 24, 1998)

Nonemployee directors also are provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1998, the cost of such benefits was approximately $1,412 per director.

The Company has historically maintained a retirement plan for nonemployee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement. Effective April 30, 1997, the accrual of retirement benefits under this plan was discontinued.

NONEMPLOYEE DIRECTOR STOCK PLAN

Under the BellSouth Nonemployee Director Stock Plan, each nonemployee director receives an annual grant of nonqualified stock options to purchase 4,000 shares of BellSouth stock (adjusted to reflect the stock split effective December 24, 1998), together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 1998, each of the 12 eligible nonemployee directors was granted options to purchase, on a post-split basis, 4,000 shares of BellSouth stock at a per share exercise price of $31.50.

STOCK OWNERSHIP INCENTIVES

To further link director and shareholder interests, the Director Stock Plan provides that if the value of BellSouth stock owned by a nonemployee director exceeds five times the amount of the annual retainer for Board members, that director will receive additional stock options. The director receives one additional option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 4,000 options (adjusted to reflect the stock split effective December 24, 1998). Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The following directors received grants of additional options at a per share grant price of $31.50 in 1998: Anderson (38 additional options), Blanchard (4,000 additional options), Brown (4,000 additional options), Codina (4,000 additional options), Davis (2,296 additional options), Medlin (4,000 additional options), Smith (100 additional options), Spangler (4,000 additional options), Terry (4,000 additional options) and Wilson (1,952 additional options). (All numbers have been adjusted to reflect the stock split effective December 24, 1998.)

The director realizes value from the stock options only when exercised, and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

NONEMPLOYEE DIRECTORS' CHARITABLE CONTRIBUTION PROGRAM

The Nonemployee Directors' Charitable Contribution Program has been terminated with respect to new members of the Board; however, contributions will continue to be made on behalf of directors who were members of the Board prior to January 1997. This program was designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. The program provided that BellSouth would make a contribution to educational or cultural organization(s) designated by the director upon the director's death or retirement. Directors had to have five years of service on the Board or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of $1 million, payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program.

                            ------------------------

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of BellSouth stock by each director, by each executive officer named in the Summary Compensation Table on page 20, and by all directors and executive officers as a group, as of February 1, 1999. These shares represent in the aggregate less than one percent of the outstanding shares.

                                            BENEFICIAL OWNERSHIP AS OF
                                                 FEBRUARY 1, 1999
                                                                              SHARES AND
                                           CURRENT                            STOCK UNITS
                                          BENEFICIAL   SHARES SUBJECT TO      HELD UNDER
NAME                                       HOLDINGS       OPTIONS(A)       DEFERRAL PLANS(B)     TOTAL
--------------------------------------------------------------------------------------------------------
F. DUANE ACKERMAN.......................   192,439           278,692            103,130          574,261
REUBEN V. ANDERSON......................     2,000            16,000              3,899           21,899
JAMES H. BLANCHARD......................    14,738            19,694             14,636           49,068
J. HYATT BROWN..........................    41,728            28,000             12,025           81,753
ARMANDO M. CODINA.......................    10,460            25,554             11,593           47,607
CHARLES B. COE..........................    26,767            94,110             35,570          156,447
PHYLLIS BURKE DAVIS.....................     6,891            28,608              7,049           42,548
JERE A. DRUMMOND........................    75,333           187,182             31,299          293,814
RONALD M. DYKES.........................    12,456            84,610             28,223          125,289
KATHLEEN F. FELDSTEIN...................     1,000          --                      165            1,165
EARLE MAULDIN...........................    55,057           176,844             54,588          286,489
JOHN G. MEDLIN, JR......................    10,000            23,116             18,903           52,019
LEO F. MULLIN...........................     9,984          --                    1,697           11,681
ROBIN B. SMITH..........................     4,000            12,000              1,974           17,974
C. DIXON SPANGLER, JR...................     4,000            28,000             17,453           49,453
WILLIAM S. STAVROPOULOS.................     4,400          --                    2,597            6,997
RONALD A. TERRY.........................     1,600            28,494             24,861           54,955
J. TYLEE WILSON.........................    20,000            34,564              4,689           59,253
DIRECTORS AND EXECUTIVE OFFICERS AS A
GROUP...................................   674,657         1,704,292            600,761        2,979,710

--------------

(A) Represents shares that may be acquired currently or within 60 days after February 1, 1999 through the exercise of stock options. The exercise price of options is the market price of BellSouth stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

(B) Represents shares of BellSouth stock, phantom stock units and units representing accrued dividends, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants to audit the accounts of BellSouth and its subsidiaries for the year 1999. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, have audited the accounts and records of BellSouth and its subsidiaries since 1984. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and have the opportunity to make a statement if they desire, and also will be available to answer questions.

          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                            ------------------------

                             SHAREHOLDER PROPOSALS

The following shareholder proposals may be presented for a vote at the Annual Meeting. We expect the proposals to be presented either by the proponent or a designated representative. The proposals are printed exactly as they were submitted by the shareholder, except for changes permitted by the Securities and Exchange Commission. Spaces are provided on the accompanying proxy card to vote FOR, AGAINST, or ABSTAIN with respect to each of the proposals.

PROPOSAL 3: EXECUTIVE COMPENSATION

B. Wayne Carmichael, 19269 E. 900 Avenue, Dieterich, IL 62424, Trustee for M. Katherine Carmichael Trust and recordholder of 4,932 shares of BellSouth stock, has informed the Company that he intends to present the following proposal at the Annual Meeting:

    The figures for executive pay are simply astonishing. Just how many tens of millions of dollars are needed to motivate CEOs to do their job properly?

    What is troubling is the disparity between CEO pay and what everyone else in the company earns for their work.

    Resolved: it is recommended that the Board of Directors abolish the short term and long term incentive awards for executive officers. The only incentive award to be awarded would be tied proportionately to the revenue growth at the end of the year.

    Example: if dividends are up 5% or 8% at the end of the year, then the incentive award would be 5% or 8% of salary.

    Supporting Statement:

    There is too big a gap between what the executive officers make and the average worker. At a time when the income of 90% of corporate employees are barely growing as work loads get heavier every day and job insecurity is a constant, these multimillion dollar windfalls are more than unseemly. They are arrogant. They imply that no one else but the CEO is responsible for the good performance of the company--not the team of workers, the sales people, the managers or the support staff. It is insulting to workers who are told they are critical members of a team only to see one individual walk away with a disproportionate share of the rewards.

    Some boards of directors are simply requiring their CEO to buy large chunks of equity to force them to share stockholders risks and rewards.

    We urge all shareholders to mark their proxy for this proposal.

BOARD OF DIRECTORS' RECOMMENDATION:

Your directors believe this proposal would make the executive officers of the Company LESS accountable for performance than they are under the compensation program now in place.

Short term awards are not extra compensation. Total annual compensation for the Company's officers, which includes both standard short term awards and base salary, is set at levels comparable to that at companies similar to BellSouth. If short term award amounts were lowered, the Company would have to proportionately increase the amount of the officers' base salaries in order to continue to pay compensation that is competitive with the compensation paid by similar companies. If this competitive position is not maintained, the Board believes that the Company would be unable to attract and retain qualified executive candidates.

A significant part of the total amount paid under the short term plan is based on how effectively the executives manage the business during the year. If short term awards were no longer based on performance, there would be no direct correlation between annual cash compensation and operational performance. Executives would be less accountable for important goals, such as customer satisfaction, which they must now achieve to earn a short term award. The Board believes that setting measurable standards and paying executives based on their achievement of these standards is a much more effective way to achieve important goals set by the Board of Directors than by simply tying the bonus to revenue growth, as the proponent suggests. In addition, the short term plan grants awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code, thus allowing the Company to preserve its tax deduction for the compensation.

In contrast to the short term incentive award program, which focuses on results in a particular year, the Company's long term incentive award program is intended to focus the officers on the achievement of corporate goals over a period of time. Stock performance, including total return to shareholders as well as stock price appreciation, is the only measurement under the Company's long term incentive program. Therefore, the program in essence does exactly what the proponent of this proposal has asked for--the officers' long term incentive award is completely dependent on the shareholders' return. The Company believes that basing the amount of the awards on the total return to the shareholders-- appreciation in stock price plus dividends--ensures that the officers have the shareholders' best interests in mind as they perform their jobs.

The Executive Nominating and Compensation Committee Report on Executive Compensation (beginning at page 16 of this Proxy Statement) explains the compensation programs in detail. The Report includes a discussion of the Company's stock ownership guidelines, under which all officers of the Company (not just the Chief Executive Officer) are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending on their position in the Company. Shareholders should find this Report helpful in evaluating this proposal.

            FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 3.

                            ------------------------

PROPOSAL 4: SHAREHOLDER APPROVAL FOR SEVERANCE AGREEMENTS

Marleita Carmichael, 7836 Hixson Pike, Hixson, TN 38343, recordholder of 6,744 shares of BellSouth stock, has informed the Company that she intends to present the following proposal at the Annual Meeting:

    Resolved: That the shareholders of Bell South [sic] urge their Board of Directors to seek shareholder approval for all future or renewed severance agreements with the Company's executive officers including so-called "golden parachute" and "golden good-bye" severance agreements, that provide more generous pay outs than the senior Management Retirement Income plan available to other senior managers.

    For the purpose of this resolution, "golden good byes" are defined as severance payments made to executives who terminate their employment voluntarily, including early retirement, or who are terminated without good cause.

    SUPPORTING STATEMENT:

    "Golden good-bye" severance agreements are among the most lucrative and anti-shareholder executive compensation benefits. Without shareholder consent such severance agreements create potential conflicts of interest and undermine shareholder confidence that executive pay is properly aligned with the interest of shareholders. Example is awarding 5.7 million dollars to Mr. Clendenin to retire early. A waste of shareholders funds.

    Requiring shareholder approval of golden severance agreements is very poplar [sic] for a very good reason. Directors, including outside directors, typically owe their lucrative board appointments to incumbent management. Corporate boards are often not in the best position to question or challenge the value to shareholders of executive severance agreements that, at best, pay an executive far more than the company's normal pension benefits for nothing more than agreeing to resign or retire gracefully.

    Golden severance agreements also reduce shareholder value and tend to reward mismanagement. A 1990 study by the United Shareholders
    Association of 1000 major U.S. Corporations found the average annualized two year return was 20 percent higher for the 559 companies who [sic] management did not hold golden parachutes or severances.

    The directors will argue this type of agreement would unduly restrict the Board function of hiring, retaining and terminating senior management when necessary. Facts do not support this position.

    We urge all shareholders to mark their proxy FOR this proposal.

BOARD OF DIRECTORS' RECOMMENDATION:

The Board of Directors believes that it is vitally important for it to have the discretion to offer severance agreements and special retirement arrangements to the Company's officers in order to achieve a variety of important corporate objectives. While the Company has entered into severance agreements with a number of Company officers, each agreement has been the result of a case-by-case assessment of the past (and, where appropriate, future) value of the executive's services, the circumstances of the executive's departure, and other strategic considerations, and reflects terms tailored to the specific circumstances. For example, the Company has in the past entered into agreements with certain senior officers that established well in advance a fixed early retirement date for the particular officer in furtherance of leadership succession plans. The Company also has entered into early retirement agreements with officers in connection with corporate or management reorganizations, or otherwise, in order to make the most efficient use of corporate resources. The Board believes that these agreements are important tools for achieving important corporate objectives such as smooth management transitions, getting the right people in the right positions, and creating promotional opportunities within the officer ranks to assist in the retention of other executives (who may otherwise be tempted to seek opportunities elsewhere if they see little potential for their promotion to higher office within the Company).

The Board believes that "golden parachute" agreements that would typically be applicable in change in control situations permit executives to remain focused and objective when facing a major corporate transaction, enabling them to act decisively to protect and enhance shareholder value. The severance agreements currently used by the Company do not allow any of the covered executives to claim an automatic payment upon a change in control. Instead, an executive will receive payments under the agreement only if there is both a change in control and, incident to the change in control, an involuntary termination of the executive's employment. Thus, it is the employer, and not the executive, who controls whether termination benefits will be payable.

The Board believes that agreements of this nature, when used judiciously under appropriate circumstances, will promote shareholders' interests by assisting the Company in managing, recruiting and retaining the best executives possible to lead our business. In most cases, it would simply not be feasible for the Company to wait the several months necessary to obtain shareholder approval before acting on such crucial matters. Accordingly, the Board believes it should retain the flexibility to use such agreements, in situations that it deems appropriate, without the impractical requirement of shareholder approval.

            FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 4.

                            ------------------------

             EXECUTIVE NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

POLICY

The Executive Nominating and Compensation Committee of the BellSouth Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee is composed entirely of independent, nonemployee directors.

The Company's executive compensation program is based on a philosophy that the total compensation package must be competitive with similar companies in order to attract and retain executive talent. The program also seeks to emphasize variable compensation. The 1998 executive compensation program was based on the following principles:

    - Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

    - Annual incentive awards are dependent upon the Company's performance against established target levels and its financial performance relative to its peers.

    - Long-term incentive awards include stock options and cash incentives based on Total Shareholder Return ("TSR"), which is measured by adding the amount of appreciation in the Company's stock price to the amount of dividends paid to shareholders. The amounts of the awards are determined by comparing BellSouth's TSR to the TSR of peer companies. As a result, officers' rewards are linked directly to the return realized by BellSouth shareholders.

The 1998 executive compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out in detail below. The tables included elsewhere in this Proxy Statement reflect the results of the procedures and principles discussed below.

STOCK OWNERSHIP GUIDELINES

In keeping with its belief that tying the financial interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of Incentive Stock Options are made to those who do exceed the targets. In 1998, the Company awarded 76,248 Incentive Stock Options to 29 officers who exceeded their stock ownership targets.

BASE SALARY

BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of the telecommunications industry specifically, and proxy materials of the companies included in the performance graph on page 26. The Committee reviewed the market competitiveness of each individual salary and the CEO's recommendations regarding individual pay treatment and approved individual salary levels for the Company's officers.

ANNUAL INCENTIVE AWARDS

The BellSouth Corporation Officer Short Term Incentive Award Plan (the "Incentive Award Plan"), which was approved by the Company's shareholders in 1996, is designed to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short-term award to eligible officers unless the Company has positive consolidated earnings, as defined in the Plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer.

The Incentive Award Plan is intended to place a significant part of each executive's annual compensation at risk. Annual incentive awards for a particular year are based on that year's performance (measured by revenue growth, net income, and customer satisfaction) and individual achievement of commitments linked to corporate strategic objectives. The Committee approves performance objectives at the beginning of each year based on a projection of the results BellSouth will be required to achieve in order to be a top-performing company in its peer group. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. The measurements and target performance levels for each officer are tied to the business entity with which he/she is most closely associated. In addition, the officer's award can be adjusted by the Committee based upon a comparison of the financial performance of the Company or business unit with the financial performance of the peer group of companies.

The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "1998 Compensation for the Chief Executive Officer."

LONG TERM INCENTIVE PROGRAM

BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The Committee's intention is to incent the Company's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, wireless service providers and long distance carriers.

AWARDS IN 1998: This philosophy is put into effect by basing the Company's long term incentive plans on the performance of BellSouth stock. First, under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. The Company does not issue options at less than fair market value at the date of grant, and the officer receives value from the options only if the stock price has appreciated on the date of exercise.

In 1998, in addition to the stock option grants, the Committee also awarded dividend equivalent rights to each officer for the 1998-2000 performance period, as described in the section entitled "Long Term Incentive Plan Awards in Fiscal Year 1998" on page 22. The only performance factor used to determine payouts under this program is relative Total Shareholder Return ("TSR"), which is defined on page 16. The Committee believes that the grant of dividend equivalent rights emphasizes pay for performance and provides an additional incentive for officers to maximize TSR.

The number of stock options and dividend equivalent rights granted to each officer for 1998 was determined by applying an annual grant level percentage against each individual executive's base salary. This percentage was comparable to the grant practices of high-performing companies, as determined by examining external surveys and data from proxy statements. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The number of dividend equivalent units awarded was determined by using the calculated present value of the dividend payment stream on a share of BellSouth stock, assuming constant dividend amounts. The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

PAYMENTS IN 1998: In 1994 and 1995, the Company's executives received grants of dividend equivalent rights under the Shareholder Return Cash Program ("SRCP"). Each grant provided for five annual cash payments. The maximum payment was 100% of the value of the annual dividends paid by the Company on a share of BellSouth stock multiplied by the number of units granted. The actual amount of the payments is determined by comparing the Company's TSR with the median TSR of a peer group of companies. BellSouth's TSR exceeded the median TSR of the peer group for all performance periods.

The SRCP was amended in 1996. In 1996, under the amended plan, the Company's executives received grants of units that provided for one cash payment at the end of a three-year performance period. Actual awards can vary from 0-200% of the value of the total dividends paid by the Company on a share of BellSouth stock over the performance period, multiplied by the number of units granted. The actual amount of the payments is based on a ranking of the Company's TSR as compared with the TSR of a peer group of companies. BellSouth's TSR ranking for the 1996-1998 performance period was number one.

In 1998, each executive received payments for the fifth year of the 1994 grant, the fourth year of the 1995 grant and the entire 1996 grant performance period.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

EVALUATION PROCEDURE: In 1998, as discussed in "Corporate Governance Review" on page 7, the Company conducted an examination of its corporate governance procedures. As a part of this examination, a new Committee of the Board of Directors, the Committee on Directors and Corporate Governance, was created. The new Committee recommended that the Executive Nominating and Compensation Committee implement a new procedure for evaluating Mr. Ackerman's performance. The Executive Nominating and Compensation Committee thereupon established this procedure, which was approved by the full Board of Directors. The procedure involved the determination of critical job responsibilities for the Chief Executive Officer. At the beginning of each year, the Chief Executive Officer will establish objectives related to the critical job responsibilities and provide a copy to the Committee. At the end of each year, the Chief Executive Officer will provide the Committee a summary of his major accomplishments related to the objectives. The Committee will review the accomplishments and develop an overall evaluation of the Chief Executive Officer that will be discussed with the Chief Executive Officer by the Committee Chair. The results of the evaluation also will be reported to the full Board of Directors.

1998 BASE SALARY: In determining Mr. Ackerman's 1998 base salary, the Committee reviewed reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Based on an analysis of this data and Mr. Ackerman's performance as Chief Executive Officer, together with the fact that Mr. Ackerman's salary was previously below market levels, the Committee increased his salary to the amount reported in the Summary Compensation Table on page 20. Mr. Ackerman's base salary for 1999, and future years, will be determined pursuant to the evaluation procedure described above.

1998 SHORT TERM INCENTIVE AWARD: In determining the Chief Executive Officer's short term incentive award for 1998 performance, the Committee applied the evaluation procedure discussed above. In November 1998, the Committee conducted a review of Mr. Ackerman's accomplishments in the following areas: leadership; financial performance; operations; strategic planning; organization and human resources; succession planning; external relations; and board relations. The Committee recognized that under Mr. Ackerman's leadership in 1998, BellSouth continued to operate in accordance with the three major components of its corporate strategy: to strengthen its leadership position as the premier telecommunications company in the South; to grow its domestic wireless business profitably; and to grow, evolve and expand its international operations with an emphasis on Latin America. Based on these factors, the Committee felt that Mr. Ackerman had provided strong strategic leadership for the Company. The Committee reviewed the factors described above and, exercising its judgment, awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 20.

1998 LONG TERM INCENTIVE AWARD: The Committee also approved payment to the Chief Executive Officer of the amount shown in the Summary Compensation Table for units granted under the Shareholder Return Cash Program for performance periods beginning in 1994, 1995 and 1996. The amount of this payment was determined by using the same method as is described for the executive officers in "Long Term Incentive Program--Payments in 1998," above. The Committee also approved grants of stock options and dividend equivalent rights to Mr. Ackerman as shown in "Option / SAR Grants in 1998" on page 21 and "Long Term Incentive Plan Awards in 1998" on page 23. The number of options and dividend equivalent rights granted was determined by using the same procedure as is described for the executive officers in "Long Term Incentive Program--Awards in 1998," above.

AGREEMENT WITH THE CHIEF EXECUTIVE OFFICER: During 1998, the Committee determined that an agreement entered into between the Chief Executive Officer and the Company relating to the Chief Executive Officer's retirement from the Company no longer fit the needs of the Company. The Committee therefore recommended to the full Board of Directors, and the Board subsequently approved, a new agreement designed to incent Mr. Ackerman to remain with the Company and to link the value of the arrangement to his performance as Chief Executive Officer. The terms of the new agreement are described in "Executive Employment Agreements and Other Retirement and Change In Control Arrangements" on page 24.

INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

The Committee is responsible for addressing issues raised by Section 162(m) of the Internal Revenue
Code ("Section 162(m)"). This Section limits the Company's tax deduction for compensation paid to certain executive officers that does not qualify as "performance-based" to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee continues to carefully consider the impact of this rule and has taken several steps that are designed to comply with its provisions and to minimize compensation payments for which the Company does not receive a tax deduction. First, it adopted the BellSouth Corporation Stock Plan, which was approved by the Company's shareholders in 1995. This plan establishes performance criteria that are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1 million limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by the Company's shareholders in 1996. Awards made under this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1 million limitation. Due to these actions and to voluntary deferrals of compensation, the Company believes that there will be only a minimal loss of tax deductions related to the named executive officers' 1998 compensation. The Committee will continue to examine the effects of this tax rule and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

C. Dixon Spangler, Jr., Chair
James H. Blanchard
Armando M. Codina
J. Tylee Wilson

                            ------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Nominating and Compensation Committee consists of Messrs. Spangler (Chair), Blanchard, Codina and Wilson. None of the members of the Executive Nominating and Compensation Committee are former or current officers or employees of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                         ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                                                                 AWARDS               PAYOUTS

                                                            OTHER
                                                           ANNUAL     RESTRICTED     SECURITIES
                                                           COMPEN-       STOCK       UNDERLYING        LTIP         ALL OTHER
      NAME AND                                  BONUS      SATION       AWARDS      OPTIONS/SARS      PAYOUTS     COMPENSATION
 PRINCIPAL POSITION     YEAR     SALARY ($)    ($)(A)      ($)(B)       ($)(C)         (#)(D)         ($)(E)         ($)(F)
F. D. ACKERMAN             1998   $   990.0   $ 2,000.0   $    11.9    $ 6,345.3      1,942,918      $   802.4      $   136.2
Chairman of the            1997   $   825.0   $ 1,300.0   $    11.0                     417,216      $   148.0      $   108.7
Board, President and       1996   $   610.0   $   793.0   $    11.2                     231,400      $   148.0      $   109.2
Chief Executive
Officer
J. A. DRUMMOND             1998   $   580.0   $   900.0   $    11.3                     302,574      $   497.4      $    99.5
President and Chief        1997   $   500.0   $   522.5   $    11.2                     179,616      $    83.2      $    84.3
Executive Officer--        1996   $   438.0   $   547.5   $    15.1                     145,400      $    83.2      $    82.8
BellSouth
Communications Group
E. MAULDIN                 1998   $   511.5   $   799.0   $    12.0                     256,174      $   454.5      $   116.7
President and Chief        1997   $   465.0   $   523.5   $    12.9                     167,416      $    77.5      $   109.0
Executive Officer--        1996   $   400.0   $   417.5   $    13.2                     137,822      $    77.5      $   110.0
BellSouth
Enterprises, Inc.
R. M. DYKES                1998   $   428.0   $   553.0   $    12.8                     177,920      $   248.5      $    71.6
Executive Vice             1997   $   360.0   $   349.0   $    16.9                     112,592      $    35.1      $    65.4
President and Chief        1996   $   271.3   $   307.5   $    11.8                      76,350      $    35.1      $    62.5
Financial Officer
C. B. COE                  1998   $   394.8   $   539.5   $    13.3                     180,374      $   283.1      $    65.3
President--BellSouth       1997   $   336.0   $   291.0   $    10.1                     105,416      $    45.2      $    62.8
Telecommunications,        1996   $   292.0   $   309.0   $    10.6                      83,200      $    45.2      $    61.2
Inc.

--------------

(A) These amounts were earned under the BellSouth Corporation Officer Short Term Incentive Award Plan.

(B) Represents 1998 tax "gross ups" for the five named executive officers as follows: (a) motor vehicle use, $7.9, $7.0, $6.0, $7.1 and $8.5, respectively; (b) financial counseling, $4.0, $4.3, $6.0, $5.5 and $4.6, respectively; (c) imputed interest on loans for FICA taxes of $0.2 for Mr. Dykes; and (d) brokerage fee for stock option exercises of $0.2 for Mr. Coe.

(C) This item shows the grant date value of shares of restricted stock awarded to Mr. Ackerman pursuant to the terms of an agreement approved by the Board of Directors on November 23, 1998, as described in "Executive Employment Agreements and Other Retirement and Change in Control Arrangements" on page
    24. The value shown in the table is based on the closing price of BellSouth stock on the New York Stock Exchange on the grant date, November 23, 1998. At December 31, 1998, Mr. Ackerman held 152,440 shares of restricted stock valued at $7,602.9, based on the closing price of $49.875 of BellSouth stock on the New York Stock Exchange on December 31,1998. Mr. Ackerman will receive the dividends paid on these shares at the same rate as the dividend rate received by all shareholders.

(D) All numbers of securities reflect the two-for-one split of BellSouth stock effective December 24, 1998.

(E) The amounts reported for 1998 include the amounts that were earned under the Shareholder Return Cash Program ("SRCP") for the fifth year of the five-year performance period beginning in 1994, the fourth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1996. The amounts reported for 1997 and 1996 were earned under the SRCP for the second and subsequent years of the five-year performance periods beginning in 1993, 1994 and 1995.

(F) Included in this category for 1998 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $59.3, $45.2, $72.6, $41.4 and $34.2, respectively; (b) Company matching contributions to certain employee benefit plans, $8.0, $10.2, $8.6, $10.7 and $10.8, respectively; (c)
    benefits substantially equal to Company matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $48.9, $25.0, $20.8, $15.7 and $14.1, respectively; (d) value of term life insurance premiums paid by the Company, $5.5, $1.7, $1.6, $0.5 and $1.0, respectively; and (e) value of benefits from premiums paid by the Company under the BellSouth Life Insurance Program, $14.5, $17.4, $13.1, $3.3 and $5.2, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the policies.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table contains information concerning the grant of stock options to the five named executive officers during 1998. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth stock on the date the officer exercises the options exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below; these amounts should not be used to predict stock performance.

                        OPTION / SAR GRANTS IN 1998 (A)

                                                                                       GRANT DATE
                                  INDIVIDUAL GRANTS                                       VALUE
                                  NUMBER OF     % OF TOTAL                                GRANT
                                 SECURITIES    OPTIONS/ SARS                              DATE
                                 UNDERLYING     GRANTED TO     EXERCISE OR               PRESENT
                                 OPTIONS/SARS    EMPLOYEES     BASE PRICE   EXPIRATION    VALUE
             NAME                GRANTED (#)  IN FISCAL YEAR     ($/SH)       DATE       ($000)
F. D. ACKERMAN                      594,000(B)         3.31%    $   30.91      2/2/08  4$,030.9(E)
                                  1,348,918(C)         7.51%    $   41.00    11/23/10  1$5,670.1(F)
J. A. DRUMMOND                      299,400(B)         1.67%    $   30.91      2/2/08  2$,031.8(E)
                                      3,174(D)          .02%    $   31.50     4/27/08   $ 22.7(G)
E. MAULDIN                          253,000(B)         1.41%    $   30.91      2/2/08  1$,716.9(E)
                                      3,174(D)          .02%    $   31.50     4/27/08   $ 22.7(G)
R. M. DYKES                         174,800(B)          .97%    $   30.91      2/2/08  1$,186.2(E)
                                      3,120(D)          .02%    $   31.50     4/27/08   $ 22.3(G)
C. B. COE                           177,200(B)          .99%    $   30.91      2/2/08  1$,202.5(E)
                                      3,174(D)          .02%    $   31.50     4/27/08   $ 22.7(G)

--------------

(A) Numbers of securities, exercise prices and present values reflect the two-for-one split of BellSouth stock effective December 24, 1998.

(B) Under provisions of the BellSouth Corporation Stock Plan, the Board of Directors granted stock options to key employees to purchase shares of BellSouth stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1998 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted to officers in 1998. All options vest immediately in the event of a change in control.

(C) Mr. Ackerman was granted nonqualified stock options pursuant to the terms of an agreement approved by the Board of Directors on November 23, 1998, as described in "Executive Employment Agreements and Other Retirement and Change In Control Arrangements" on page 24. The options have an exercise price equal to the fair market value of BellSouth stock on the grant date. Twenty percent of the options become exercisable on Mr. Ackerman's 60(th) birthday and an additional 20% become exercisable on each subsequent birthday, provided that Mr. Ackerman is still employed by the Company on those dates.

(D) Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Executive Nominating and Compensation Committee Report on Executive Compensation" on page 16.

(E) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 21%, dividend yield 2.46% and a risk-free rate of return of 5.48% based on options being outstanding for a five-year term.

(F) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 21%, dividend yield 1.85% and a risk-free rate of return of 4.87% based on options being outstanding for an eight-year term.

(G) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 21%, dividend yield 2.41% and a risk-free rate of return of 5.79% based on options being outstanding for a five-year term.

OPTION / SAR EXERCISES AND HOLDINGS

The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 1998 and unexercised options/SARs held on December 31, 1998.

                   AGGREGATED OPTION / SAR EXERCISES IN 1998
                  AND FISCAL YEAR-END OPTION / SAR VALUES (A)

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                         SHARES                    UNDERLYING UNEXERCISED         IN-THE-MONEY
                       ACQUIRED ON      VALUE        OPTIONS / SARS AT         OPTIONS / SARS AT
                        EXERCISE      REALIZED      FISCAL YEAR-END (#)      FISCAL YEAR-END ($000)
        NAME               (#)         ($000)     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------------------
F. D. Ackerman                  0             0      112,292    3,030,118    $ 3,944.6    $51,370.2
J. A. Drummond                  0             0      101,982      874,600    $ 3,487.4    $21,657.3
E. Mauldin                      0             0       99,244      781,400    $ 3,360.6    $19,501.0
R. M. Dykes                     0             0       43,010      466,800    $ 1,407.1    $11,305.3
C. B. Coe                   5,420     $    96.7       49,710      504,000    $ 1,658.0    $12,420.6

--------------

(A) All amounts reflect the two-for-one split of BellSouth stock effective December 24, 1998.

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1998

The following table provides information concerning awards of dividend equivalent rights made to the named executive officers during 1998 under the BellSouth Corporation Stock Plan. Each dividend equivalent right is represented as a unit under the Shareholder Return Cash Program. Each unit awarded provides the contingent right to receive an amount of cash equal to the total dividends paid on a share of BellSouth stock over a three-year performance period. Under the provisions of the program, payments are made following the performance period and are adjusted based on a comparison of BellSouth's Total Shareholder Return ("TSR") with the TSR of five other telecommunications companies.

If BellSouth's TSR ranks first, 200% of the award will be paid. If BellSouth's TSR ranks sixth, no award will be paid. Awards are paid solely in cash and may not be deferred. Plan participants may not sell, assign or otherwise transfer the awards.

                    LONG TERM INCENTIVE PLAN AWARDS IN 1998

                                  NUMBER OF      PERFORMANCE OR         ESTIMATED FUTURE PAYOUTS
                                SHARES, UNITS         OTHER                  UNDER NON-STOCK
                                     OR           PERIOD UNTIL          PRICE-BASED PLANS ($000)
                                OTHER RIGHTS      MATURATION OR     THRESHOLD    TARGET      MAXIMUM
            NAME                   (#)(A)            PAYOUT            ($)         ($)         ($)
------------------------------------------------------------------------------------------------------
F. D. Ackerman                      322,600         1998-2000       $   361.3   $   722.6   $ 1,445.2
J. A. Drummond                      132,400         1998-2000       $   148.3   $   296.6   $   593.2
E. Mauldin                          116,800         1998-2000       $   130.8   $   261.6   $   523.3
R. M. Dykes                          83,800         1998-2000       $    93.9   $   187.7   $   375.4
C. B. Coe                            77,200         1998-2000       $    86.5   $   172.9   $   345.9

--------------

(A) Numbers of units reflect the two-for-one split of BellSouth stock effective December 24, 1998.

PENSION AND OTHER RETIREMENT BENEFITS

The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the SERP, by an average Social Security Primary Insurance Benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                     ($000)

                                                  YEARS OF SERVICE
REMUNERATION      10         15         20         25         30         35         40         45
------------------------------------------------------------------------------------------
  $     200    $    22.8  $    42.8  $    62.8  $    77.8  $    92.8  $   102.8  $   112.8  $   122.8
        400         62.8      102.8      142.8      172.8      202.8      222.8      242.8      262.8
        600        102.8      162.8      222.8      267.8      312.8      342.8      372.8      402.8
        800        142.8      222.8      302.8      362.8      422.8      462.8      502.8      542.8
      1,000        182.8      282.8      382.8      457.8      532.8      582.8      632.8      682.8
      1,500        282.8      432.8      582.8      695.3      807.8      882.8      957.8    1,032.8
      1,600        302.8      462.8      622.8      742.8      862.8      942.8    1,022.8    1,102.8

Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 20. In addition, the number of whole years of credited service obtained in 1998 is presented.

                                    COVERED
                                 COMPENSATION      YEARS OF SERVICE
NAME                                ($000)               (#)
---------------------------------------------------------------------
F. D. Ackerman                  $  1,315.7                  34
J. A. Drummond                  $    789.1                  36
E. Mauldin                      $    717.6                  34
R. M. Dykes                     $    503.3                  27
C. B. Coe                       $    528.0                  12

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RETIREMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

AGREEMENT WITH CHIEF EXECUTIVE OFFICER: Prior to his election to the positions of Chairman of the Board and Chief Executive Officer, Mr. Ackerman had entered into an agreement with the Company that required his retirement during the calendar year of his 60(th) birthday. That agreement provided that upon retirement Mr. Ackerman would be entitled to a severance payment equal to two times his annual base pay plus two times his standard bonus for the year of retirement, an enhanced nonqualified pension benefit, additional grants of stock options and dividend equivalent rights under the Company's long term incentive program equal to two times the amounts most recently granted, and financial counseling through age 67.

As previously disclosed, after Mr. Ackerman's election to his current position, the Board of Directors determined that his retirement agreement should be reconsidered. As a result, the original agreement has been replaced with a new agreement, effective November 23, 1998. The new agreement is designed to incent Mr. Ackerman to remain with the Company beyond the age of 60 and to link compensation under the agreement to the Company's performance.

Pursuant to the new agreement, Mr. Ackerman has been awarded 152,440 shares of restricted stock and 1,348,918 nonqualified stock options. These shares of restricted stock will vest and these options will become exercisable over a period of five years, beginning with a 20% increment on Mr. Ackerman's 60(th) birthday and followed by subsequent 20% increments on his 61(st), 62(nd), 63(rd) and 64(th) birthdays, provided he remains employed by the Company.

Upon Mr. Ackerman's retirement on or after his 65(th) birthday (or on or after his 60(th) birthday, with the consent of the Board of Directors), he would be entitled to an enhanced nonqualified pension benefit and certain perquisites (e.g., financial counseling for seven years and office space for life). Upon such retirement, all restricted stock would become fully vested and all options would become fully exercisable.

The new agreement provides for a severance payment to Mr. Ackerman in the event his employment is terminated by the Company (other than for cause) prior to his 65(th) birthday. The amount of such payment would be equal to two times his annual base pay in effect at the termination date plus two times his standard bonus for the year of termination. Mr. Ackerman would receive a bonus for the year of such termination in an amount no less than his standard bonus. In addition, all restricted stock would become fully vested and all options would become fully exercisable.

Finally, the new agreement provides that, in the event Mr. Ackerman dies or becomes disabled while still employed by the Company, he or his estate will be paid an amount equal to two times his base pay for the year in which such event occurs, plus two times his standard bonus for such year. If such event occurs after Mr. Ackerman's 60(th) birthday, all restricted stock would become fully vested and all options would become fully exercisable.

SUCCESSION PLANNING ARRANGEMENTS: The Board of Directors has authorized the Company, through December 1999, to enter into long range succession planning arrangements with certain officers below the Chief Executive Officer level. The agreements require that the officer retire during the calendar year of his 60th birthday. In order to compensate the officers for retiring prior to the normal retirement age of 65, the agreements would entitle them to severance and other benefits. The Company has entered into agreements of this type with Messrs. Drummond and Mauldin. The agreements call for benefits that would include payment of an amount equal to two times annual base pay plus the amount of standard bonus for the year of retirement. In addition, each of these officers would receive an enhanced nonqualified pension benefit, additional grants under the long term incentive program (stock options and dividend equivalent rights) equal to the amounts most recently granted, and financial counseling through age 67.

CHANGE IN CONTROL AGREEMENTS: The Company has also entered into severance agreements (which are presently effective until January 1, 2000) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Mauldin and Dykes would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus and Mr. Coe would receive payment of an amount equal to two and one-half times his annual base pay plus two and one-half times his standard annual bonus. In addition, under these agreements, each of these officers would receive (i) an immediate cash-out of his bonus for the year of termination equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination; and (ii) an immediate cash-out of his dividend equivalent rights multiplied by the greater of 100% or actual performance results through the date of termination. All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain "gross up" payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to the Company, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation or benefits, and relocation or increased travel obligations.

A "change in control" is defined for purposes of these agreements as: (i) the acquisition by a party or certain related parties of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors in any period of two consecutive years; (iii) a merger or similar transaction after which the Company's shareholders hold 70% or less of the voting securities of the surviving entity; (iv) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company's total operating revenues or net income; or (v) the liquidation of the Company or sale of substantially all of its assets.

Should any of Messrs. Ackerman, Drummond or Mauldin become entitled to both the benefits described in his agreement discussed above and his change in control severance agreement, such executive officer may choose which such agreement shall apply but will in no event be entitled to benefits under both.

                            ------------------------

                        FIVE-YEAR PERFORMANCE COMPARISON

The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc., and U S West, Inc.) over a five-year period.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             BELLSOUTH    PEER GROUP    S$P 500
12/31/93         100.00        100.00     100.00
12/31/94          97.90         95.07     101.36
12/31/95         163.78        141.16     139.31
12/31/96         158.20        143.80     171.21
12/31/97         226.74        201.83     228.35
12/31/98         409.36        286.67     293.35

The above performance chart assumes that $100 was invested on January 1, 1994, with dividends reinvested. Prices are as of the end of the period. Peer returns are weighted by market capitalization.

                              GENERAL INFORMATION

ATTENDANCE AT THE ANNUAL MEETING

If you plan to attend the meeting, please keep the admission ticket and map attached to the proxy card. If you come to the meeting and do not have an admission ticket, or if your shares are held by brokers or other institutions, you will be admitted upon presentation of proper identification at the door.

OTHER MATTERS TO COME BEFORE THE MEETING

If any matter not described in this Proxy Statement should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. The Directors' Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. At the time this Proxy Statement went to press, the Company did not know of any other matters which might be presented for shareholder action at the Annual Meeting.

SHAREHOLDER PROPOSALS FOR THE 2000 PROXY STATEMENT

Any shareholder satisfying the Securities and Exchange Commission ("SEC") requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2000 Annual Meeting of Shareholders should submit the proposal in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 11, 1999 in order to consider it for inclusion in the Proxy Statement for the 2000 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE 2000 ANNUAL MEETING

Shareholders who wish to present director nominations or any other business at the 2000 Annual Meeting of Shareholders are required to notify the Corporate Secretary of their intent no later than February 10, 2000 and the notice must provide information as required in the By-laws. A copy of these By-laws requirements will be provided upon request in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 2000 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

The Company retains discretion to vote proxies it receives with respect to proposals received after February 10, 2000. The Company retains discretion to vote proxies it receives with respect to proposals received prior to February 10, 2000 provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and
(ii) the proponent does not issue a proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the Company's stock, to file with the SEC initial reports of ownership and reports of changes in ownership of BellSouth stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all such Section 16(a) filing requirements were met, except that (i) Charles B. Coe's initial report on Form 3 inadvertently failed to include certain shares owned by Mr. Coe, and (ii) Francis A. Dramis, Jr. inadvertently failed to timely report the indirect acquisition of certain shares.

DUPLICATE SUMMARY ANNUAL REPORTS

If you hold BellSouth stock in more than one shareholder account, you may be receiving multiple copies of the Summary Annual Report. You can direct us to discontinue mailing multiple reports by marking the appropriate box on the proxy card for those accounts. Leave at least one account unmarked so that you continue to receive a Summary Annual Report. Eliminating redundant mailings will not affect your receipt of future Proxy Statements and proxy cards. To resume the mailing of a Summary Annual Report to a particular account, call BellSouth Shareholder Services at 1-800-631-6001.

OTHER INFORMATION

Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. A copy of the 1998 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street,
N.E., Room 14B06, Atlanta, Georgia, 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet's World Wide Web at http://www.bellsouth.com/investor (click on "Financial Publications").

SOLICITATION OF PROXIES

BellSouth will pay the cost of soliciting proxies. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, at an estimated cost of $20,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies on behalf of the Company.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

/s/ Carl E. Swearingen

Carl E. Swearingen
Senior Vice President-Corporate Compliance and Corporate Secretary
Dated: March 9, 1999

                             BELLSOUTH CORPORATION
              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
                     SELECTED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      1998        1997       1996       1995       1994
                                                    ---------   --------   --------   --------   --------
Operating Revenues................................  $23,123     $20,561    $19,040    $17,886    $16,845
Operating Expenses (1)............................   17,219      15,185     14,261     14,594     12,787
                                                    ---------   --------   --------   --------   --------
Operating Income..................................    5,904       5,376      4,779      3,292      4,058
Interest Expense..................................      837         761        721        724        666
Gain on Sale of Operations (2)....................      335         787        442         --         --
Other Income, net.................................      349          19        108         20         11
                                                    ---------   --------   --------   --------   --------
Income Before Income Taxes and Extraordinary
 Losses...........................................    5,751       5,421      4,608      2,588      3,403
Provision for Income Taxes........................    2,224       2,151      1,745      1,024      1,243
                                                    ---------   --------   --------   --------   --------
Income Before Extraordinary Losses................    3,527       3,270      2,863      1,564      2,160
Extraordinary Losses, net of tax (3)..............       --          (9)        --     (2,796)        --
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $ 3,527     $ 3,261    $ 2,863    $(1,232)   $ 2,160
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Earnings (Loss) Per Share (4):
BASIC:
  Income Before Extraordinary Losses..............  $  1.79     $  1.65    $  1.44    $   .79    $  1.09
  Extraordinary Losses, net of tax (3)............       --          --         --      (1.41)        --
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss) (5)...........................  $  1.79     $  1.64    $  1.44    $  (.62)   $  1.09
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
DILUTED:
  Income Before Extraordinary Losses..............  $  1.78     $  1.64    $  1.44    $   .79    $  1.09
  Extraordinary Losses, net of tax (3)............       --          --         --      (1.41)        --
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $  1.78     $  1.64    $  1.44    $  (.62)   $  1.09
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Dividends Declared Per Common Share (4)...........  $   .73     $   .72    $   .72    $   .71    $   .69
Book Value Per Share (4)..........................  $  8.26     $  7.65    $  6.68    $  5.95    $  7.24
Return to Average Common Equity...................     22.3%       22.8%      22.4%      (9.2%)     15.4%
Weighted-Average Common Shares Outstanding
 (millions) (4):
  Basic...........................................    1,970       1,984      1,987      1,986      1,985
  Diluted.........................................    1,984       1,989      1,992      1,989      1,986
Return on Average Total Capital...................     15.1%       15.8%      15.0%      (2.7%)     11.5%
Total Assets......................................  $39,410     $36,301    $32,568    $31,880    $34,397
Capital Expenditures..............................  $ 5,212     $ 4,858    $ 4,455    $ 4,203    $ 3,600
Long-Term Debt....................................  $ 8,715     $ 7,348    $ 8,116    $ 7,924    $ 7,435
Debt Ratio at End of Period.......................     43.0%       42.1%      43.5%      46.7%      39.3%
Ratio of Earnings to Fixed Charges................     7.09        7.17       6.55       4.24       5.34
Total Employees...................................   88,450      81,000     81,241     87,571     92,121
Telephone Employees (6)...........................   60,561      57,619     62,425     68,585     73,764
Telephone Employees per 10,000 Switched Access
 Lines............................................     25.2        24.8       28.2       32.5       36.5
Business Volumes (7):
  Network Equivalent Access Lines in Service
  (thousands):
    Switched Access Lines.........................   24,025      23,201     22,135     21,133     20,220
    Access Line Equivalents.......................   13,162       9,218      6,158      4,723      3,716
                                                    ---------   --------   --------   --------   --------
    Total Equivalent Access Lines.................   37,187      32,419     28,293     25,856     23,936
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
  Access Minutes of Use (millions)................  104,373      97,106     88,861     81,608     74,666
  Long Distance Messages (millions)...............      784         894      1,023      1,374      1,559
  Wireless Customers (thousands) (8):
    Domestic......................................    4,796       4,193      3,643      2,847      2,156
    International.................................    3,439       1,882      1,244        655        361
                                                    ---------   --------   --------   --------   --------
      Total Wireless Customers....................    8,235       6,075      4,887      3,502      2,517
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------

------------------

(1) Operating Expenses for 1995 include a work force reduction charge of $1,082, which reduced net income by $663.

(2) For 1998, represents the pretax gains associated with the sale of BellSouth New Zealand as well as additional proceeds received in 1998 on the 1997 sale of ITT World Directories, Inc. The pretax gains on those sales were $180 ($110 after tax) and $155 ($96 after tax), respectively. For 1997, represents the pretax gains on the sale of Optus Communications and ITT World Directories, Inc. The pretax gains on such sales were $578 ($352 after tax) and $209 ($128 after tax), respectively. See Note B to the Consolidated Financial Statements. For 1996, represents the pretax gain on the sale of BellSouth's paging business of $442 ($344 after tax).

(3) For 1997, reflects charges related to the extinguishment of long-term debt issues. See Note E to the Consolidated Financial Statements. For 1995, reflects charges of $2,718 ($1.37 per share) for the discontinuance of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," and $78 ($.04 per share) related to the refinancing of long-term debt issues.

(4) Number of shares and per share amounts for prior years have been restated for a 2-for-1 stock split which occurred in 1998.

(5) Basic earnings per share amounts for 1997 do not sum due to rounding.

(6) Telephone employees exclude those employees in BellSouth Telecommunications' subsidiaries which are unrelated to telephone operations.

(7) Prior period operating data are revised at later dates to reflect the most current information. The above information reflects the latest data available for the periods indicated.

(8) Calculated on the equity basis, which includes customers served based on BellSouth's ownership percentage in all markets served.

                             BELLSOUTH CORPORATION
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia. BellSouth has two principal and wholly-owned subsidiaries, BellSouth Telecommunications, Inc. (BellSouth Telecommunications) and BellSouth Enterprises, Inc. (BellSouth Enterprises). For management purposes, the operations of these subsidiaries are organized into five operating segments: wireline communications; domestic wireless; international operations; advertising and publishing; and other.

    Wireline communications is comprised primarily of the operations of BellSouth Telecommunications. BellSouth Telecommunications operates in nine Southeastern states and primarily provides (i) local exchange and long distance service within but not between geographic areas, called Local Access and Transport Areas (LATAs), and (ii) network access services to enable interLATA communications using the facilities of long distance carriers. Approximately 71%, 74% and 77% of BellSouth's Total Operating Revenues for the years ended December 31, 1998, 1997 and 1996, respectively, were from the wireline communications business. Charges for local service, network access and long distance service for the year ended December 31, 1998 accounted for approximately 57%, 28% and 4%, respectively, of the revenues from the wireline communications business. The remainder of such revenues was derived principally from sales and maintenance of customer premises equipment and other nonregulated services provided by BellSouth Telecommunications.

    Domestic wireless is comprised of cellular and personal communications service (PCS) businesses within the U.S. Approximately 12%, 13% and 12% of BellSouth's Total Operating Revenues for the years ended December 31, 1998, 1997 and 1996, respectively, were from the domestic wireless business. In addition, BellSouth Enterprises has noncontrolling financial interests in a number of wireless businesses whose revenues are not reflected in operating revenues because of the method of accounting for such investments.

    International operations is comprised primarily of cellular and PCS businesses in nine countries in Latin America as well as China, Denmark, Germany, India and Israel. Approximately 9%, 5% and 3% of BellSouth's Total Operating Revenues for the years ended December 31, 1998, 1997 and 1996, respectively, were from international operations. In addition, BellSouth Enterprises has noncontrolling financial interests in a number of international businesses whose revenues are not reflected in Total Operating Revenues because of the method of accounting for such investments.

    BellSouth's advertising and publishing business is comprised of companies that publish, print, sell advertising in, and perform related services concerning alphabetical and classified telephone directories. Advertising and publishing revenues accounted for approximately 8%, 9% and 9%, respectively, of BellSouth's Total Operating Revenues for the years ended December 31, 1998, 1997 and 1996.

    BellSouth's other operating segment is comprised primarily of companies providing Internet access, wireless data, entertainment and various start-up operations.

                             RESULTS OF OPERATIONS

                                                                                          PERCENT CHANGE
                                                                                      ----------------------
                                                                                       1998 VS.    1997 VS.
                                                       1998       1997       1996        1997        1996
                                                     ---------  ---------  ---------  ----------  ----------
Net Income (a).....................................  $   3,527  $   3,261  $   2,863      8.2%        13.9%
Earnings Per Share (a):
  Basic............................................  $    1.79  $    1.64  $    1.44      9.1         13.9
  Diluted..........................................  $    1.78  $    1.64  $    1.44      8.5         13.9

--------------

(a) Net Income and Earnings Per Share for 1997 include an Extraordinary Loss on Early Extinguishment of Debt of $9.

    Net Income for 1998 increased $266 (8.2%) compared to 1997. Diluted Earnings Per Share increased $.14 (8.5%) and Basic Earnings Per Share increased $.15 (9.1%) when compared to 1997. The increases were due primarily to continued strong growth in key business volumes in BellSouth's wireline communications business and improved results from BellSouth's international operations. The increases also include an after-tax gain of $110 resulting from the sale in 1998 of BellSouth New Zealand, an after-tax gain of $96 resulting from additional proceeds received during 1998 in connection with the sale of ITT World Directories and additional income of $62 which resulted from the early repayment of a loan. (See Note B to the Consolidated Financial Statements.) Net Income during 1997 was reduced by an after-tax charge of $47 related to a regulatory settlement in South Carolina. The increases were partially offset by gains on the sales of Optus Communications ($352 after tax) and ITT World Directories ($128 after tax), which occurred during 1997.

    Net Income for 1997 increased $398 (13.9%), and Diluted Earnings Per Share increased $.20 (13.9%) compared to 1996. The increases were primarily attributable to the after-tax gains on the sale in 1997 of Optus Communications ($352) and ITT World Directories ($128). (See Note B to the Consolidated Financial Statements.) In addition, the increases were due to continued strong growth in key business volumes and expense savings within the wireline communications business due to employee reductions under BellSouth Telecommunications' work force reduction plan initiated in 1995. The increases were partially offset by a $344 after-tax gain on the sale of BellSouth's paging business during the first quarter of 1996. The increases were further offset by an after-tax charge of $47 related to a regulatory settlement in South Carolina during the second quarter of 1997.

VOLUMES OF BUSINESS

WIRELINE COMMUNICATIONS VOLUMES

    Equivalent Access Lines in Service at December 31 (thousands) (a):

                                                                                         PERCENT CHANGE
                                                                                     ----------------------
                                                                                      1998 VS.    1997 VS.
                                                      1998       1997       1996        1997        1996
                                                    ---------  ---------  ---------  ----------  ----------
By Type:
  Switched Access Lines:
    Residence.....................................     16,457     15,841     15,140       3.9%        4.6%
    Business......................................      7,294      7,088      6,732       2.9         5.3
    Other.........................................        274        272        263       0.7         3.4
                                                    ---------  ---------  ---------
      Total Switched Access Lines.................     24,025     23,201     22,135       3.6         4.8
                                                    ---------  ---------  ---------
  Access Line Equivalents (b)(c):
    Basic Rate ISDN...............................        178        143         96      24.5        49.0
    Primary Rate ISDN.............................        526        288         98      82.6       193.9
    DS0...........................................        697        644        657       8.2        (2.0)
    DS1...........................................      4,343      3,400      2,299      27.7        47.9
    DS3...........................................      7,418      4,743      3,008      56.4        57.7
                                                    ---------  ---------  ---------
      Total Access Line Equivalents...............     13,162      9,218      6,158      42.8        49.7
                                                    ---------  ---------  ---------
        Total Equivalent Access Lines in
          Service.................................     37,187     32,419     28,293      14.7        14.6
                                                    ---------  ---------  ---------
                                                    ---------  ---------  ---------

Switched Access Lines By State
(thousands) (a):
  Florida.........................................      6,496      6,237      5,899       4.2         5.7
  Georgia.........................................      4,159      3,990      3,772       4.2         5.8
  Tennessee.......................................      2,677      2,623      2,544       2.1         3.1
  North Carolina..................................      2,444      2,337      2,213       4.6         5.6
  Louisiana.......................................      2,344      2,267      2,178       3.4         4.1
  Alabama.........................................      1,960      1,928      1,857       1.7         3.8
  South Carolina..................................      1,456      1,404      1,344       3.7         4.5
  Mississippi.....................................      1,280      1,238      1,193       3.4         3.8
  Kentucky........................................      1,209      1,177      1,135       2.7         3.7
                                                    ---------  ---------  ---------
        Total Switched Access Lines...............     24,025     23,201     22,135       3.6         4.8
                                                    ---------  ---------  ---------
                                                    ---------  ---------  ---------

--------------

(a) Prior period operating data are often revised at later dates to reflect updated information. The above information reflects the latest data available for the periods indicated.

(b) Access line equivalents are based on conversion factors that result from the estimated capacity of one switched access line. The conversion factors used are as follows: Basic Rate ISDN, 2.5/1; Primary Rate ISDN, 24/1; DS0, 1/1; DS1, 24/1; and DS3, 672/1. Basic Rate ISDN lines are included in BellSouth Telecommunications' switched access line count as equaling one line. The amounts shown as access line equivalents are the estimated incremental equivalent access lines resulting from these lines.

(c) Revenues associated with digital and data services are derived from the sale of specific high-bandwidth products provisioned over transmission lines with DS0 or greater capacity. While access line equivalent counts have a directional relationship with digital and data revenues, growth rates cannot be compared on an equivalent basis.

    Switched residence lines increased by 3.9% in the period ended December 31, 1998, compared to a growth rate of 4.6% in 1997. In addition to continued economic growth in the region, the growth rate reflects demand for additional lines related to home office purposes, access to on-line computer services and children's phones. The number of such additional lines increased by 375,000 (19.9%) to 2,259,000 and accounted for approximately 61% of the overall increase in switched residence access lines since December 31, 1997. The slower growth rate in 1998 primarily reflects the higher penetration rates in the residential market.

    Switched business lines increased by 2.9% in the period ended December 31, 1998, compared to a growth rate of 5.3% in 1997. The decrease in the growth rate was primarily due to the migration of business customers from traditional business line services to digital and data services and, to a lesser degree, by the increased presence of facilities-based competition.

    Access line equivalents increased by 42.8% in 1998 compared to an increase of 49.7% in 1997. The increase is attributable to continued growth in demand for digital and data lines that provide services such as bulk data transmission, video conferencing, ATMs, check/credit card authentication, multimedia and interconnection with wireless networks.

    Total equivalent access lines at December 31, 1998 include 520,000 resold lines, an increase of 299,000 over the prior year.

                                                                                      PERCENT CHANGE
                                                                                 ------------------------
                                                                                  1998 VS.     1997 VS.
                                                  1998       1997       1996        1997         1996
                                                ---------  ---------  ---------  -----------  -----------
Access Minutes of Use (millions)..............    104,373     97,106     88,861        7.5%         9.3%

    Access minutes of use represent the volume of traffic carried by long distance carriers between LATAs, both interstate and intrastate, using BellSouth Telecommunications' local facilities. In 1998, access minutes of use increased by 7,267 million (7.5%) compared to an increase of 9.3% in 1997. The increases in access minutes of use were primarily attributable to access line growth, promotions by the long distance carriers and intraLATA long distance competition, which has the effect of increasing access minutes of use while reducing long distance messages carried over BellSouth Telecommunications' facilities. The growth rate in access minutes of use continues to be negatively impacted by competition and the migration of long distance carriers to categories of service (e.g., special access) that have a fixed charge as opposed to a volume-driven charge and to high-capacity services.

                                                                                      PERCENT CHANGE
                                                                                 ------------------------
                                                                                  1998 VS.     1997 VS.
                                                  1998       1997       1996        1997         1996
                                                ---------  ---------  ---------  -----------  -----------
Long Distance Messages (millions).............        784        894      1,023      (12.3%)      (12.6%)

    Long distance messages are comprised of Message Telecommunications Service and Wide Area Telecommunications Service within LATAs. Long distance messages decreased by 110 million (12.3%) in 1998 compared to a decrease of 12.6% in 1997. The decrease in 1998 was primarily attributable to continued competition from long distance carriers in the intraLATA long distance market as well as the increased penetration of local area calling plans (LACPs) in existing calling plan areas. Effects of competition and the increasing penetration in existing LACPs result in the transfer of calls from long distance to the access and local service categories, respectively, but the corresponding revenues are not generally shifted at commensurate rates. Competition in the intraLATA long distance market will continue to adversely impact long distance message volumes.

DOMESTIC WIRELESS VOLUMES

    Cellular and PCS customers served at December 31 (equity basis) (thousands):

                                                                                              PERCENT CHANGE
                                                                                         ------------------------
                                                                                          1998 VS.     1997 VS.
                                                          1998       1997       1996        1997         1996
                                                        ---------  ---------  ---------  -----------  -----------
Customers.............................................      4,796      4,193      3,643       14.4%        15.1%

    Domestic wireless customers (equity basis) increased by 603,000 (14.4%) during 1998 compared to 550,000 (15.1%) during 1997. The decrease in the growth rate is primarily due to a reorganization of BellSouth's ownership interests in its Los Angeles and Houston/Galveston cellular investments. If all periods were adjusted for the effects of the ownership changes, domestic wireless customers would have increased 18.6% and 15.4%, respectively, for 1998 and 1997. Average revenue per wireless customer decreased from 1997 to 1998. The decrease was due primarily to the continuing shifts to lower-priced usage plans by existing customers in response to competition and increased penetration into lower-usage market segments. BellSouth expects these trends to continue.

INTERNATIONAL OPERATIONS VOLUMES

    International wireless customers served at December 31 (equity basis) (thousands):

                                                                                              PERCENT CHANGE
                                                                                         ------------------------
                                                                                          1998 VS.     1997 VS.
                                                          1998       1997       1996        1997         1996
                                                        ---------  ---------  ---------  -----------  -----------
Customers (a)(b)......................................      3,439      1,882      1,244       82.7%        51.3%

------------------

(a) International cellular customers at December 31, 1998 includes 247,000 net customer additions resulting from BellSouth's purchase of additional ownership interests in several Latin American markets and excludes the customers of BellSouth New Zealand, which was sold in 1998. International cellular customers at December 31, 1997 excludes the customers of Optus Communications, which was sold in 1997.

(b) Excluding the customers resulting from the 1998 purchases (see note a), and excluding the customers of Optus Communications and BellSouth New Zealand from all periods, the number of international cellular customers (equity basis) increased by 75% and 108.9%, respectively, for the years ended December 31, 1998 and 1997.

    International cellular customers (equity basis) increased by 1,557,000 (82.7%) since December 31, 1997 to 3,439,000. Such growth reflects increased demand for wireless services in the international markets which BellSouth serves as well as the effect of BellSouth's purchase of additional ownership interests in several of its Latin American markets. This growth also included an increase of 350,000 equity-basis customers resulting from the start-up of operations in Brazil in mid-1998. These increases were offset by the sale of BellSouth's 65% ownership interest in its operations in New Zealand during the fourth quarter of 1998. Excluding the effects of the purchases of additional ownership interest from the 1998 period as well as the customers of BellSouth New Zealand from the 1997 period, equity-basis customers increased 75% from 1997 to 1998. Growth in equity-basis customers and total minutes of use for international cellular properties remained strong, primarily due to demand stimulated by successful marketing programs such as prepaid cellular service and enhanced services and due to underdeveloped land-line service. Average minutes of use per international customer, however, declined due to increased penetration of lower-usage market segments.

    International cellular customers increased by 638,000 (51.3%) from December 31, 1996 to 1,882,000 at December 31, 1997. Such growth reflects increased demand for wireless services in the international markets which BellSouth serves and the impact of the acquisitions of cellular properties in Nicaragua, Ecuador and Peru, partially offset by the sale of Optus Communications. Growth in total minutes of use for international cellular properties remained strong, primarily due to demand stimulated by market-driven pricing programs, enhanced services and underdeveloped land-line service. However, average minutes of use per international customer declined due to the addition of customers in lower-usage market segments.

OPERATING REVENUES

    Total Operating Revenues increased $2,562 (12.5%) in 1998 compared to an increase of $1,521 (8.0%) during 1997. The increases resulted primarily from increases in revenues from BellSouth's wireline communications segment coupled with significant increases in revenues from BellSouth's international operations. The increase in revenues includes revenues from certain businesses in BellSouth's international operations and other services that had previously been accounted for under the equity method and were consolidated for the first time in either fourth quarter of 1997 or first quarter of 1998. If these operations had been consolidated in all periods presented, and excluding the effect of the South Carolina settlement in 1997, Total Operating Revenues would have increased approximately $2,020 (9.6%) during 1998 and $1,754 (9.1%) during 1997.

    The components of Total Operating Revenues were as follows:

                                                                                      PERCENT CHANGE
                                                                                  ----------------------
                                                                                   1998 VS.    1997 VS.
                                                   1998       1997       1996        1997        1996
                                                 ---------  ---------  ---------  ----------  ----------
Wireline communications:
  Local service................................  $   9,399  $   8,499  $   8,082       10.6%        5.2%
  Network access...............................      4,632      4,483      4,365        3.3         2.7
  Long distance................................        713        734        794       (2.9)       (7.6)
  Other wireline...............................      1,657      1,462      1,383       13.3         5.7
Domestic wireless..............................      2,723      2,581      2,204        5.5        17.1
International operations.......................      1,995        948        547      110.4        73.3
Advertising and publishing.....................      1,891      1,837      1,651        2.9        11.3
Other services.................................        113         17         14        N/A        21.4
                                                 ---------  ---------  ---------
  Total Operating Revenues.....................  $  23,123  $  20,561  $  19,040       12.5         8.0
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    LOCAL SERVICE revenues reflect amounts billed to customers for local exchange services, which include connection to the network, optional services such as custom calling features and certain digital and data services. Local service revenues for 1998 increased $900 (10.6%) compared to an increase of $417 (5.2%) in 1997.

    The increase for 1998 was due primarily to a 3.6% increase in switched access lines since December 31, 1997, an increase of $246 due to higher customer demand for optional services such as custom calling features, and an increase in revenues from the provision of digital and data services. Also contributing were net rate impacts of $161. These impacts were due primarily to revenue sharing accruals recorded during 1997 as well as a nonrecurring revenue reduction of $64 in 1997 related to the local service portion of the regulatory settlement in South Carolina.

    The increase in 1997 was due primarily to a 4.8% growth in switched access lines since December 31, 1996. Also contributing was an increase of $241 due to higher customer demand for optional services. Such increases were partially offset by rate impacts which reduced revenues by $252 primarily due to revenue sharing accruals recorded in 1997 and a nonrecurring revenue reduction of $64 related to the local service portion of the regulatory settlement in South Carolina.

    NETWORK ACCESS revenues result from the provision of network access services to long distance carriers to provide telecommunications services between LATAs, both interstate and intrastate, and from end-user charges collected from residential and business customers. Network access revenues also include special access charges for the provision of certain digital and data services. Network access revenues increased $149 (3.3%) in 1998 compared to an increase of $118 (2.7%) in 1997.

    The increase in 1998 was attributable primarily to an increase of $148 due to higher demand for special access services and increases in end-user charges attributable to increases in switched access lines. Special access revenues are comprised primarily of revenues from the provision of digital and data services. Such increases were partially offset by rate reductions which decreased revenues by $122 since December 31, 1997.

    The increase in 1997 was attributable primarily to growth in access minutes of use of 9.3%, an increase of $97 due to higher demand for special access services and an increase in end-user charges attributable to growth in the number of switched access lines. Such increases were partially offset by rate reductions which decreased revenues by $243.

    LONG DISTANCE revenues are received from the provision of long distance services within LATAs. These services include intraLATA service beyond the local calling area; Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and special services, such as transport of voice, data and video. Long distance revenues decreased $21 (2.9%) in 1998 compared to a decrease of $60 (7.6%) in 1997.

    The decrease for 1998 was primarily attributable to continuing competition from long distance carriers in the intraLATA long distance market as well as the increased penetration of LACPs in existing calling plan areas. The decreases were partially offset by increases in charges to long distance carriers for messages originating on BellSouth's public payphones as well as increased revenues from the provision of digital and data services.

    The decrease for 1997 was primarily attributable to continuing competition from long distance carriers in the intraLATA long distance market as well as the continuing expansion of LACPs, the effect of which reduced long distance messages by 12.6%. The decrease was partially offset by $62 related to revenues from long distance carriers beginning in the second quarter of 1997 for long distance messages originating on BellSouth Telecommunications' public payphones.

    The overall decline in intraLATA long distance revenues is expected to continue over the long term.

    OTHER WIRELINE revenues are principally comprised of revenues from customer premises equipment sales, maintenance services and other services (primarily inside wire, billing and collection and voice messaging services) offered by BellSouth Telecommunications. Other wireline revenues also include billings for interconnections by unaffiliated wireless carriers with BellSouth Telecommunications' network. Other wireline revenues increased $195 (13.3%) in 1998 compared to an increase of $79 (5.7%) in 1997.

    The increase for 1998 primarily reflects increased demand and prices for nonregulated services totaling $162.

    The increase for 1997 reflects increased demand and prices for nonregulated services and higher billing-related fees at BellSouth Telecommunications totaling $138. The increase was partially offset by the effect in 1996 of positive rate impacts and the sale of a subsidiary which performed computer maintenance.

    DOMESTIC WIRELESS revenues include revenues from the domestic cellular and PCS businesses. BellSouth's interests in the net income or loss of the unconsolidated domestic wireless businesses within BellSouth Enterprises, which are accounted for under the equity method of accounting, are recorded in Other Income, net.

    Domestic wireless revenues increased $142 (5.5%) in 1998 compared to an increase of $377 (17.1%) in 1997. The increases for both years were primarily due to continued growth in the domestic customer base. The decline in the growth rate for 1998 is primarily attributable to decreases in per-customer revenue which resulted from the increased use of lower-priced usage plans by existing higher-usage customers in response to competition and increased penetration into lower-usage market segments.

    INTERNATIONAL OPERATIONS revenues result primarily from wireless businesses in Latin America. BellSouth's interests in the net income or loss of the unconsolidated international businesses within BellSouth Enterprises, which are accounted for under the equity method of accounting, are recorded in Other Income, net.

    International operations revenues increased $1,047 (110.4%) in 1998 compared to an increase of $401 (73.3%) in 1997. Such increases include the revenues of certain operations which had previously been accounted for under the equity method and were consolidated for the first time in either first quarter 1998 or fourth quarter 1997. If these operations had been consolidated in all periods presented, international operations revenues would have increased approximately $608 (43.8%) and $553 (66.3%), respectively, in 1998 and 1997. Such increases were primarily due to continued growth in the customer bases of BellSouth's established Latin American markets in 1998 and 1997 as well as the acquisition in 1997 of wireless operations in Peru and Ecuador.

    ADVERTISING AND PUBLISHING revenues include revenues derived from publishing, printing, selling advertising in, and performing related services concerning, alphabetical and classified telephone directories. Advertising and publishing revenues increased $54 (2.9%) in 1998 compared to a $186 (11.3%) increase in 1997.

    The increase for 1998 primarily reflects volume growth and price increases, partially offset by the effects of one-time adjustments in 1997. The revenue growth rate associated with increases in volume and pricing for 1998 was 4.1%.

    The increase for 1997 primarily reflects volume growth, price increases and the reclassification to Operating Expenses of commissions associated with national accounts which had previously reduced revenues. The revenue growth rate associated with increases in volume and pricing for 1997 was 6.7%.

OPERATING EXPENSES

    Total Operating Expenses increased $2,034 (13.4%) in 1998 compared to an increase of $924 (6.5%) in 1997. Such increases include expenses from certain businesses in BellSouth's international operations and other segments that had previously been accounted for under the equity method. These operations were consolidated for the first time in either first quarter 1998 or fourth quarter 1997. If these operations had been consolidated in all periods presented, Total Operating Expenses would have increased $1,501 (9.5%) and $1,094 (7.5%) during 1998 and 1997, respectively. The 1998 increase was primarily attributable to growth within BellSouth's wireline communications and international operations. The 1997 increase was primarily attributable to growth within BellSouth's domestic wireless and international operations. The components of Total Operating Expenses were as follows:

                                                                                   PERCENT CHANGE
                                                                              ------------------------
                                                                                1998 VS     1997 VS.
                                               1998       1997       1996        1997         1996
                                             ---------  ---------  ---------  -----------  -----------
Depreciation and amortization..............  $   4,357  $   3,964  $   3,719       9.9%         6.6%
                                             ---------  ---------  ---------
Other operating expenses:
  Cost of services and products............      7,080      6,254      6,072      13.2          3.0
  Selling, general and administrative......      5,782      4,967      4,470      16.4         11.1
                                             ---------  ---------  ---------
                                                12,862     11,221     10,542      14.6          6.4
                                             ---------  ---------  ---------
    Total Operating Expenses...............  $  17,219  $  15,185  $  14,261      13.4          6.5
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------

    DEPRECIATION AND AMORTIZATION increased $393 (9.9%) in 1998 compared to a $245 (6.6%) increase in 1997. Adjusted for the effects of expenses related to operations which were previously accounted for under the equity method, the growth rates for Depreciation and amortization for 1998 and 1997 would have been $270 (6.6%) and $247 (6.4%), respectively.

    The 1998 increase was primarily due to higher levels of property, plant and equipment in the international operations and domestic wireless segments resulting from the continued growth in the related customer bases and continued modernization of the networks utilized. The increase also includes additional amortization expense related to goodwill resulting from BellSouth's purchase of additional ownership interests in several of its Latin American operations as well as amortization of new wireless licenses.

    The 1997 increase was due primarily to higher levels of property, plant and equipment since December 31, 1996 resulting from continued growth in the customer base for the international operations and domestic wireless businesses and continued modernization of the networks.

    OTHER OPERATING EXPENSES are comprised of Cost of services and products and Selling, general and administrative. Cost of services and products includes employee and employee-related expenses associated with network repair and maintenance, material and supplies expense, cost of tangible goods sold and other expenses associated with providing services. Selling, general and administrative include expenses related to sales activities such as salaries, commissions, benefits, travel, marketing and advertising expenses and administrative expenses.

    Other operating expenses increased $1,641 (14.6%) in 1998 compared to an increase of $679 (6.4%) in 1997. Adjusted for the effects of expenses related to operations that were previously accounted for under the equity method, the growth rate for Other operating expenses for 1998 and 1997 would have been $1,231 (10.6%) and $847 (7.9%), respectively.

    The 1998 increase was primarily due to increased expenses in the wireline communications business of $561. These increases were primarily attributable to increased labor costs of $263 in the telephone operations associated with higher customer service staffing levels, increased expenses of $164 at unregulated subsidiaries associated with higher business volumes, and payments to the fund (Universal Service Fund) provided for by the Telecommunications Act of 1996 (the 1996 Act).

    Also contributing to the 1998 increase was growth in expenses within BellSouth's international operations and domestic wireless businesses of $375 and $112. Such increases reflect additional marketing, customer acquisition, and operational costs which are associated with higher levels of sales and expanded operations. The increase in other operating expenses also reflects expenses related to start-up operations.

    The 1997 increase was due primarily to increased expenses of $436 and $234 related to the international and domestic wireless customer bases, respectively, reflecting additional marketing and operating costs associated with higher sales and expanded operations. The increase in Other operating expenses also reflects increased expenses of $167 in the advertising and publishing operations.

    At the wireline communications business, Other operating expenses in 1997 increased $12 due principally to costs associated with 1996 Act compliance of $230, as well as increased costs due to higher business volumes, new service offerings and intensified marketing and advertising efforts. The increases were partially offset by an estimated reduction of $232 in employee-related costs in the core wireline communications business, including expenses for employee benefits. The decrease in employee-related costs reflected net employee reductions in BellSouth Telecommunications' telephone operations of approximately 4,800 since December 31, 1996, partially offset by annual compensation increases. The employee reductions were primarily attributable to a work force reduction plan which was initiated in 1995 and substantially completed in 1997. The increase in Other operating expenses at BellSouth Telecommunications was further offset by the 1996 sale of a subsidiary which performed computer maintenance.

OTHER INCOME STATEMENT ITEMS

                                                                                           PERCENT CHANGE
                                                                                      ------------------------
                                                                                       1998 VS.     1997 VS.
                                                       1998       1997       1996        1997         1996
                                                     ---------  ---------  ---------  -----------  -----------
Interest Expense...................................  $     837  $     761  $     721        10.0%         5.5%
Gain on Sale of Operations.........................        335        787        442          --           --
Other Income, net..................................        349         19        108          --           --
Provision for Income Taxes.........................      2,224      2,151      1,745         3.4         23.3

    INTEREST EXPENSE includes interest on debt, certain other accrued liabilities and capital leases, partially offset by interest capitalized as a cost of installing equipment and constructing plant. Interest Expense increased $76 (10.0%) in 1998 compared to an increase of $40 (5.5%) in 1997.

    The increase for 1998 was due primarily to higher average debt balances, partially offset by an increase in interest capitalized for investments being developed. The increase in average debt balances and related interest expense primarily reflects the consolidation of several international operations which had previously been accounted for under the equity method.

    The increase for 1997 was primarily attributable to higher average debt balances and interest rates on short-term borrowings.

    GAIN ON SALE OF OPERATIONS for 1998 represents the pretax gains on the sale of BellSouth New Zealand and additional proceeds received from the sale of ITT World Directories of $180 and $155, respectively.

    Gain on Sale of Operations for 1997 represents the pretax gains on the sales of BellSouth's investments in Optus Communications and ITT World Directories, which totaled $578 and $209, respectively.

    OTHER INCOME, NET includes earnings and losses from unconsolidated affiliates; income and losses from the sale of investments; interest and dividend income; minority interests; and other nonoperating items. Other Income, net increased $330 in 1998 compared to a decrease of $89 in 1997.

    The increase from 1997 to 1998 was primarily attributable to improved equity in earnings of unconsolidated affiliates, increased interest income, and additional income from the settlement of a loan. (See Note B to the Consolidated Financial Statements.) This increase was partially offset by a decrease in other nonoperating items.

    Equity in earnings (losses) was $92 in 1998 compared to $(242) in 1997. The improvement in overall equity in earnings primarily reflects (1) the first-time consolidation in 1998 of the wireless data communications business; (2) more favorable results at other unconsolidated international operations; and (3) following its sale in July 1997, the cessation of recording losses incurred by Optus Communications. The improvement was partially offset by expenses associated with the start-up operations in Brazil in 1998.

    The decrease in Other Income, net in 1997 was primarily attributable to increased equity in losses of unconsolidated affiliates, net, partially offset by income from the sale of Bellcore, an increase in interest income and other nonoperating items.

    Equity in losses of unconsolidated affiliates was $(242) in 1997 compared to $(76) in 1996. The higher overall equity in losses of unconsolidated affiliates reflects losses incurred by recently acquired and start-up international businesses, principally in Latin America, as well as increased losses in the wireless data communications business and lower earnings from unconsolidated domestic wireless operations. The increased losses were partially offset by more favorable results at other unconsolidated international operations, principally in Israel, Germany and Panama.

    PROVISION FOR INCOME TAXES increased $73 (3.4%) in 1998 compared to an increase of $406 (23.3%) in 1997. BellSouth's effective tax rates were 38.7%, 39.7% and 37.9% in 1998, 1997 and 1996, respectively.

    The lower effective tax rate in 1998 resulted primarily from improved results in foreign equity-method subsidiaries which are recorded net of tax benefits or expense. The effective rate was further reduced by a change in the mix of income among taxing jurisdictions. The decreases were partially offset by a reduction in the benefit from investment tax credits.

    The higher effective tax rate for 1997 compared to 1996 was due primarily to a higher tax than book basis for a paging business which was sold in 1996. The difference in the basis resulted in a lower gain on sale for computing tax expense.

    A reconciliation of the statutory federal income tax rates to these effective tax rates is provided in Note J to the Consolidated Financial Statements.

RESULTS OF SEGMENT OPERATIONS

    BellSouth's reportable segments reflect strategic business units that offer products and services and/or serve different customers. They are managed differently because each business requires different technologies and/or marketing strategies. BellSouth evaluates performance based on the Net Income, exclusive of certain intercompany and certain nonoperating transactions, of each strategic business unit.

                                                                                                     PERCENT CHANGE
                                                                                                ------------------------
                                                                                                 1998 VS.     1997 VS.
                                                                 1998       1997       1996        1997         1996
                                                               ---------  ---------  ---------  -----------  -----------
Segment Income:
  Wireline Communications....................................  $   2,751  $   2,314  $   2,005        18.9%        15.4%
  Domestic Wireless..........................................        283        333        303       (15.0)         9.9
  International Operations...................................        (62)      (187)      (190)       66.8          1.6
  Advertising & Publishing...................................        530        543        526        (2.4)         3.2
  Other......................................................       (210)      (182)      (116)      (15.4)       (56.9)

    WIRELINE COMMUNICATIONS. Segment income for 1998 increased $437 (18.9%) compared to $309 (15.4%) for 1997. The increase in both years was primarily attributable to significant increases in revenues driven by increasing demand for digital and data services, optional and unregulated services, and services provided by unregulated subsidiaries. The increase in 1998 revenues was partially offset by increases in other operating expenses of $561 due primarily to increased staffing levels within customer service functions and increased costs at unregulated subsidiaries. 1997 expenses were relatively flat with increases in costs associated with 1996 Act compliance being offset by reduced employee costs. In addition, segment income for 1997 was reduced by an after-tax charge of $47 relating to a regulatory settlement in South Carolina.

    DOMESTIC WIRELESS. Segment income for 1998 decreased $50 (15.0%) compared to an increase of $30 (9.9%) for 1997. Strong customer growth drove increases in revenues for both years, although revenue per customer decreased as a result of increased competition, increased penetration into lower-usage market segments and the increased use of package pricing plans for existing higher-usage customers. Total expenses increased during both years due to marketing costs driven by competitive initiatives, customer acquisition costs and depreciation associated with continuing build-out and upgrade of the network. 1998 expenses as compared to 1997 increased due primarily to new marketing initiatives, customer acquisition costs associated with higher customer additions and expenses related to the build-out of the PCS network. 1997 expenses as compared to 1996 increased primarily due to costs associated with the start-up of PCS operations.

    INTERNATIONAL OPERATIONS. Losses for the segment were $(62) in 1998 compared to $(187) in 1997 and $(190) in 1996. The overall improvement from 1997 to 1998 primarily reflects (1) improved operating results in BellSouth's operations in Germany, Venezuela, Argentina and Denmark and (2) following its sale in July 1997, the cessation of recording losses of Optus Communications. The improvement was offset by losses associated with the start-up of BellSouth's Brazilian operations as well as lower results at BellSouth's Chilean operations. Results in 1997 were flat compared to 1996 and included improved results from BellSouth's operations in Israel and New Zealand offset by losses associated with the start-up of several operations in Latin America. Strong customer growth during both years was partially offset by the effect of lower average monthly revenue per customer.

    ADVERTISING AND PUBLISHING. Segment income remained relatively flat at $530, $543 and $526 for 1998, 1997 and 1996, respectively. External revenues increased in both 1998 and 1997 primarily due to increases related to volume and pricing. Operating expenses increased due primarily to volume increases.

    OTHER. Losses within the segment were $(210) in 1998 as compared to $(182) in 1997 and $(116) in 1996. The increased loss for 1998 was primarily attributable to losses associated with the wireless cable start-up operations, offset by improved results in the wireless data business. The increased loss for 1997 compared to 1996 was primarily attributable to continuing losses within the wireless data business as well as expenses related to preparations for entry into the interLATA long distance business.

                              FINANCIAL CONDITION

    BellSouth uses the net cash generated from its operations and external financing to invest in and operate its existing and new businesses and to pay dividends. While current liabilities exceeded current assets at both December 31, 1998 and 1997, BellSouth's sources of funds --primarily from operations and, to the extent necessary, from readily available external financing arrangements-- are sufficient to meet all current obligations on a timely basis. BellSouth believes that such sources of funds will be sufficient to meet the needs of its business for the foreseeable future.

                                                                                           PERCENT CHANGE
                                                                                      ------------------------
                                                                                       1998 VS.     1997 VS.
                                                       1998       1997       1996        1997         1996
                                                     ---------  ---------  ---------  -----------  -----------
Net Cash Provided by Operating Activities..........  $   7,741  $   7,039  $   5,863       10.0%        20.1%

    OPERATING ACTIVITIES. Net cash provided by operating activities increased $702 (10.0%) in 1998 compared to an increase of $1,176 (20.1%) in 1997. The 1998 increase is primarily attributable to a $921 increase in operating income before depreciation and amortization.

    The increase in 1997 was primarily due to a decrease of $1,288 in cash expenditures for accounts payable and other current liabilities. The increase was also due to an $842 increase in operating income before depreciation and amortization. The increases were partially offset by a decrease of $494 in other liabilities and deferred credits.

                                                                                        PERCENT CHANGE
                                                                                   ------------------------
                                                                                    1998 VS.     1997 VS.
                                                    1998       1997       1996        1997         1996
                                                  ---------  ---------  ---------  -----------  -----------
Net Cash Used for Investing Activities..........  $  (5,627) $  (4,949) $  (4,199)      13.7%        17.9%

    INVESTING ACTIVITIES. BellSouth's primary use of funds continues to be for capital expenditures to support expansion and development of networks for its wireline communications, domestic wireless and international operations segments. Capital expenditures were $5,212 in 1998 and $4,858 and $4,455 in 1997 and 1996, respectively. BellSouth expects capital expenditures in 1999 to aggregate approximately $5,000.

    Net cash used for investing activities increased $678 (13.7%) during 1998 compared to 1997. The increase was primarily due to the purchase of additional ownership interests in BellSouth's wireless operations in Venezuela, Ecuador and Brazil during 1998 as well as capital expenditures. The increase was partially offset by cash proceeds from the repayment of a loan in 1998. (See Note B to the Consolidated Financial Statements.)

    Net cash used for investing activities increased $750 (17.9%) in 1997 compared to 1996. The increase in 1997 was primarily due to investments in unconsolidated international affiliates, specifically in Latin America.

    Cash used in investing activities for 1998 and 1997 was partially offset by proceeds from sales of various BellSouth interests. Proceeds of $410 in 1998 consisted of the sale of BellSouth's interest in BellSouth New Zealand ($255) as well as additional proceeds associated with the sale of ITT World Directories ($155). Proceeds of $1,000 in 1997 consisted of the sale of BellSouth's interests in Optus Communications ($735) and ITT World Directories ($265).

                                                                          1998       1997       1996
                                                                        ---------  ---------  ---------
Net Cash Used for Financing Activities................................  $  (1,681) $    (698) $  (2,197)

    FINANCING ACTIVITIES. During 1998 and 1997, cash used for financing activities totaled $1,681 and $698, respectively.

    Dividends paid in 1998 were $1,420 as compared to $1,428 and $1,430 in 1997 and 1996, respectively. In December 1998, BellSouth announced a quarterly dividend payment of $.19 per share, an annual rate of $.76 per share. Cash dividends declared in each of the first, second and third quarters of 1998 were $.18 per share. In 1997 and 1996, cash dividends were $.18 per share each quarter, or $.72 for the year.

    BellSouth increased its long-term debt and short-term borrowings by approximately $1,115 in 1998. Approximately $361 of this increase relates to the first time consolidation of certain businesses in BellSouth's international operations and other segments. This compares to an increase of $814 in 1997 over 1996 balances.

    BellSouth has committed credit lines aggregating $2,536 with various banks. Borrowings under the committed credit lines totaled $634 and $241, respectively, at December 31, 1998 and 1997. BellSouth also maintains uncommitted lines of credit aggregating $169. At December 31, 1998, borrowings under the uncommitted lines of credit totaled $45. There were no borrowings under the uncommitted lines as of December 31, 1997. As of February 3, 1999, shelf registration statements were on file with the Securities and Exchange Commission under which $927 of debt securities could be publicly offered.

    Treasury share purchases totaled $1,261 during 1998. In November 1998, BellSouth announced its intent to repurchase up to $3,000 of its Common Stock during 1999. BellSouth expects to finance the 1999 repurchase primarily through cash generated from operations.

    BellSouth's debt to total capitalization ratio was 43.0% at December 31, 1998, compared to 42.1% at December 31, 1997 and 43.5% at December 31, 1996.

MARKET RISK

    BellSouth is exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. To manage this exposure, BellSouth employs risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. BellSouth does not hold derivatives for trading purposes.

    INTEREST RATE RISK. BellSouth's objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower its overall borrowing costs within reasonable risk parameters. Interest rate swaps are used to convert a portion of BellSouth's debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.

    FOREIGN EXCHANGE RISK. BellSouth's objective in managing foreign exchange risk is to protect against earnings and cash flow volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose BellSouth to changes in foreign exchange rates. BellSouth occasionally enters into forward contracts and similar instruments to mitigate the potential impacts of such risks.

    BellSouth's equity investments in Brazil hold approximately $2,300 in U.S. Dollar-denominated liabilities and recognize foreign currency gains or losses when converting those liabilities into local currency. BellSouth's equity income related to these investments is subject to fluctuations in the U.S. Dollar/Brazilian Real exchange rate. (See "MD&A--Operating
Environment--International Operations.")

    BellSouth is subject to risk from changes in foreign exchange rates for its international operations which use a foreign currency as their functional currency and are translated to U.S. Dollars. Such changes result in cumulative translation adjustments which are included in Shareholders' Equity. At December 31, 1998, BellSouth had translation exposure to various foreign currencies with the most significant being the Brazilian Real and the German Mark. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.

    RISK SENSITIVITY. BellSouth's use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose BellSouth to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the then current value of the currency rate or interest rate differential, not the full notional or contract amount. Such contracts and agreements have been executed with creditworthy financial institutions, and as such, BellSouth considers the risk of nonperformance to be remote.

    The following table provides information, by maturity date, about BellSouth's interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations. Fair values for the majority of BellSouth's long-term debt obligations are based on quotes from dealers.

                                                                                                        TOTAL
                                                                                                      RECORDED
                                   1999       2000       2001       2002       2003     THEREAFTER     AMOUNT     FAIR VALUE
                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Debt:
  Fixed Rate Debt..............  $   3,425  $     476  $     184  $     318  $     644   $   6,778    $  11,825    $  12,118
  Average Interest Rate........       6.07%      6.61%      6.98%      7.66%      6.52%       6.65%

  Variable Rate Debt...........  $      29  $      38  $     235  $      19  $       2   $      51    $     374    $     398
  Average Interest Rate........       6.16%      6.08%      7.01%      6.08%      7.75%       6.55%

                OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS

REGULATION

    BellSouth's future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect BellSouth's revenues and expenses and its ability to compete effectively against other telecommunications carriers.

    Federal policies being implemented by the Federal Communications Commission
(FCC) strongly favor access reform, whereby the historical subsidy for local service that is contained in network access charges paid by long distance carriers is eliminated. Unless compensatory changes are adopted, such as Universal Service Fund contribution mandates, BellSouth's revenues from this source, which constituted 20% of its revenues during 1998, are at risk. In addition, other aspects of access charge regulation and Universal Service Fund contribution requirements that are applicable to local service carriers such as BellSouth are also under consideration and could result in greater expense levels or reduced revenues.

    As a result of litigation challenging a number of the FCC's rulings under the 1996 Act, the U.S. Supreme Court has ruled that the FCC has considerable authority to establish many pricing, interconnection and other policies that have been considered within the exclusive jurisdiction of the state public service commissions. BellSouth expects the FCC to accelerate the growth of local service competition by aggressively utilizing such power to require interconnection with competing carriers and the sale of network elements to competitors who wish to provide communications services to customers in BellSouth's region.

    BellSouth has petitioned the FCC for permission under the 1996 Act to offer full long distance services. The FCC has denied all of BellSouth's petitions. BellSouth expects that the FCC will require further changes in BellSouth's network interconnection elements and operating systems before it will approve such petitions. Such changes will result in significant additional expenses and promote local service competition.

    BellSouth's intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Appeals of approvals of plans in South Carolina and Tennessee are pending. Some plans are subject to periodic review and require renewal, with several plans scheduled for renewal during 1999. These commissions generally required price reductions and other concessions from BellSouth as a condition to approving these plans, and there is no assurance that the commissions will not require further modifications when they consider their renewal.

    BellSouth Telecommunications is involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact its operating results and prospects. See Note N to the Consolidated Financial Statements.

COMPETITION

    There are many competitive forces that impact BellSouth's businesses. The 1996 Act removed the regulatory barriers to local service competition and required BellSouth to open its network to other carriers. The auction of PCS licenses has created as many as six new wireless competitors in BellSouth's markets, and the deregulation of international communications markets has introduced new global competitors to nearly all of BellSouth's international businesses.

    BellSouth expects local service competition to steadily increase, particularly with respect to its business customers. While competition for local service revenues could adversely affect BellSouth's results of operations, opening of local markets can lead to qualification to offer in-region interLATA long distance wireline services.

    The presence of multiple aggressive competitors in BellSouth's domestic and international wireless markets makes it more difficult to attract new customers and retain existing ones. Furthermore, while BellSouth does not compete primarily on the basis of price, low prices offered by competitors attempting to obtain market share have pressured BellSouth to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect BellSouth's results of operations in the future.

    BellSouth plans to compete through aggressive marketing, competitive pricing and technical innovation. It will offer consumers a full range of services--local, long distance, Internet access, wireless and more--while remaining committed to its high level of customer service and value.

TECHNOLOGY

    BellSouth is continually upgrading its networks with digital and optical technologies, making it capable of delivering a full complement of voice and data services. This modernization of the network is critical to BellSouth's success in providing the data connectivity demanded by its customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This effort will require investment of significant amounts of capital in the future.

    BellSouth believes that its dual-mode network with its extended coverage currently provides a significant competitive advantage over PCS providers. Digital wireless technology, however, is rapidly evolving and the development of a common roaming platform for digital wireless technologies could reduce this advantage. This would result in more intense competition and could have an adverse effect on BellSouth's results of operations.

INTERNATIONAL OPERATIONS

    BellSouth owns significant interests in a number of foreign operations, primarily in Latin America, which are subject to greater political, monetary, economic and regulatory risks than its domestic businesses. In particular, BellSouth holds equity interests in two wireless communications consortia in Brazil, which are accounted for under the equity method of accounting. At December 31, 1998, the Brazilian operations had incurred approximately $2,300 in U.S. Dollar-denominated liabilities. During January 1999 the Brazilian government allowed its currency to trade freely against other currencies resulting in an immediate devaluation of the Brazilian Real. For January 1999, the latest internal financial reporting period, BellSouth will recognize a foreign exchange rate loss resulting from the devaluation of approximately $364 through recording its share of equity in earnings of its Brazilian equity investments. The aforementioned exchange loss is subject to further upward or downward adjustment based on fluctuations in the U.S. Dollar/Brazilian Real exchange rate.

    The impact of the devaluation on an operation depends on the devaluation's effect on the local economy and the ability of an operation to raise prices and/or reduce expenses. Additionally, the economies of other countries in Latin America could be adversely impacted by Brazil's economic and monetary problems. The likelihood and extent of further devaluation and deteriorating economic conditions in Brazil and other Latin American countries and the resulting impacts on BellSouth's results of operations, financial position and cash flows is not known.

YEAR 2000 READINESS DISCLOSURE

    BellSouth has initiated a company-wide program to identify and address issues associated with the ability of its date-sensitive information, telephony and business systems and certain equipment to properly recognize the Year 2000 as a result of the century change on January 1, 2000. The program is also designed to assess the readiness of other entities with which BellSouth does business.

    Inability to reach substantial Year 2000 compliance in BellSouth's systems and integral third party systems could result in interruption of telecommunications services, interruption or failure of BellSouth's customer billing, operating and other information systems and failure of certain date-sensitive equipment. Such failures could result in substantial claims by customers as well as loss of revenue due to service interruption, delays in BellSouth's ability to bill its customers accurately and timely, and increased expenses associated with litigation, stabilization of operations following such failures or execution of contingency plans.

    The Year 2000 program is being conducted by a management team that is coordinating efforts of internal resources as well as third party providers and vendors in identifying and making necessary changes to BellSouth's systems hardware, software and date-sensitive equipment. The program also includes the international and domestic companies in which BellSouth holds an interest. Some of the changes that are necessary in BellSouth's operations are being made as a part of ongoing systems upgrades.

    BellSouth's Year 2000 program has been divided into six phases: planning; inventory; impact analysis; conversion; testing; and implementation. BellSouth monitors its progress within these six phases based on the number of inventoried items that have been addressed. Management's target date for completion of all phases for most of its mission critical applications is June 30, 1999. Mission critical applications include those that (1) directly affect delivery of primary services to BellSouth's customers; (2) directly affect BellSouth revenue recognition and collection; (3) would create noncompliance with any statutes or laws; and (4) would require significant costs to address in the event of noncompliance.

    BellSouth has identified three main areas of focus for its Year 2000 program. Each focus area includes the hardware, software, embedded chips, third party vendors and suppliers as well as third party networks that are associated with the identified systems.

    The first focus area, network components, consists of the switches, transmission systems and associated software that comprise the core of BellSouth's telephony systems including land-line and wireless domestic and international services. Outside suppliers provide all hardware and most software that comprise BellSouth's networks; these components are being remediated by those third party suppliers. Testing of these components for Year 2000 compliance is being performed by the vendors, BellSouth, and industry groups such as the Telco Year 2000 Forum. As of December 31, 1998, the planning, inventory and impact analysis phases for BellSouth Telecommunications were 100% complete with the remaining phases each approximately 65% complete. The planning, inventory and impact analysis phases for BellSouth's other domestic operations were each almost 100% complete with the remaining phases each more than 25% complete. The planning, inventory and impact analysis phases for BellSouth's international operations were each approximately 70% complete with the remaining phases each approximately 50% complete.

    The second focus area, information technology systems, consists of those systems that primarily support "customer care" operations such as order taking and billing. The software for these systems was developed by both BellSouth and vendors, and is being remediated and tested by both. As of December 31, 1998, the planning, inventory and impact analysis phases for BellSouth Telecommunications were each approximately 95% complete with the remaining phases each approximately 70% complete. The planning, inventory and impact analysis phases for BellSouth's other domestic operations were each almost 100% complete with the remaining phases each approximately 75% complete. The planning, inventory and impact analysis phases for BellSouth's international operations were each approximately 70% complete with the remaining phases each approximately 25% complete.

    Building and environmental systems, the third focus area, includes various products and systems that are not used in support of network or customer care functions. Building and environmental systems are primarily provided by third parties and include building operations, office equipment, utilities, etc. As of December 31, 1998, the planning, inventory and impact analysis phases for BellSouth Telecommunications were each almost 100% complete with the remaining phases each approximately 15% complete. The planning, inventory and impact analysis phases for BellSouth's other domestic operations were each almost 100% complete with the remaining phases each approximately 10% complete. BellSouth's international operations are currently in the planning, inventory and impact analysis phases for their environmental systems.

    BellSouth has developed numerous contingency plans for conducting its business operations in the event of crises including system outages and natural disasters. As a part of its Year 2000 compliance efforts, BellSouth has chartered a Year 2000 Business Continuity project to ensure that tested contingency plans are in place in the event that planned Year 2000 compliance activities for its mission critical applications are not successfully accomplished. This effort is not limited to the risks posed by the potential Year 2000 failures of internal information systems and infrastructures, but also includes the potential secondary impact on BellSouth of Year 2000 failures, including potential systems failures of business partners and infrastructure service providers. A master Year 2000 Contingency Planning Guide and associated workbook have been developed and internal training has been completed. Other major milestones for the contingency planning project include assessments by the end of first quarter 1999, and the completion of testing and sign-off of contingency plans during third quarter 1999. Additionally, BellSouth is a member, together with other large telecommunications companies, of several industry groups that are addressing the Year 2000 issue and related contingency plans.

    Some of the costs associated with BellSouth's Year 2000 compliance efforts were incurred in 1997 and 1998. The remainder has been or will be incurred during 1999 and 2000. Costs are not incurred equally over all phases of the project, but increase over time. BellSouth anticipates that the conversion and testing phases will require an increase in spending over the earlier phases of the project. As of December 31, 1998, approximately $87 of external costs had been expended towards Year 2000 compliance. BellSouth estimates the total external cost of its compliance efforts will be between $250 and $350 over the life of the project. BellSouth intends to continually reassess the estimated costs and status of Year 2000 remediation efforts.

    BellSouth currently anticipates that most of its mission critical applications will be Year 2000 compliant by June 30, 1999. However, no assurance can be given that unforeseen circumstances will not arise during the performance of the testing and implementation phases that would adversely affect the Year 2000 compliance of BellSouth's systems. Furthermore, the Year 2000 compliance status of integral third party suppliers and networks, which could adversely impact BellSouth's mission critical applications, cannot be fully known. As a result, BellSouth is unable to determine the impact that any system interruption would have on its results of operations, financial position and cash flows.

CWA CONTRACTS

    In September 1998, members of the Communications Workers of America (CWA) ratified new three-year contracts with BellSouth, effective August 9, 1998. The contracts include basic wage increases totaling 12.39% over the three years covered by the contracts. In addition, the agreement provides for a standard award of between 2% and 2.5% of base salary and overtime compensation which is subject to adjustment based on company performance measures for plan years 1999 and 2000. Other terms of the agreement include pension band increases and pension plan cash balance improvements for active employees.

NEW ACCOUNTING PRONOUNCEMENTS

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The standard requires that all derivative instruments (1) be recognized as assets or liabilities and (2) be adjusted to fair value each period. BellSouth will adopt SFAS No. 133 on January 1, 2000 and is currently assessing the impact that adoption will have on its results of operations and financial position.

    CAPITALIZATION OF INTERNAL USE SOFTWARE. In March 1998, the AICPA issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires capitalization of certain direct costs and interest costs after preliminary development efforts have been made. BellSouth adopted SOP 98-1 on January 1, 1999.

    Adoption of SOP 98-1 will result in a temporary increase in earnings in the year of adoption, compared to the prior period, as a result of the capitalization of costs which had previously been expensed. BellSouth currently believes that this increase will be approximately $375 to $425 ($225 to $250 after tax) for 1999. If expenditures remain at a consistent level, the comparative earnings impact will decline in each year following the change. The decline will continue until the amortization expense related to the capitalized software costs equals the level of software costs treated as expense prior to the change. In addition, adoption of SOP 98-1 will result in higher levels of capitalized software costs on the Consolidated Balance Sheets.

                             SAFE HARBOR STATEMENT

    Statements that do not address historical performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on a number of assumptions, including but not limited to:
(1) continued domestic economic growth and demand for BellSouth's services; (2) economic, monetary, regulatory and political stability where BellSouth conducts its international operations; (3) the reasonable accuracy of BellSouth's expectations of the impact on its international operations of weakening currencies in Latin America as compared to the U.S. Dollar; (4) the reasonable accuracy of BellSouth's expectations of the results of regulatory actions as well as costs and recoveries with respect to access reform, universal service and interconnection; (5) the reasonable accuracy of BellSouth's estimate of regulatory authorization to provide wireline long distance services and the impact of competition in its markets; and (6) satisfactory identification and completion of Year 2000 software and hardware revisions by BellSouth and entities with which it does business. Any developments significantly deviating from these assumptions could cause actual results to differ materially from those forecast or implied in the aforementioned forward-looking statements.

                              REPORT OF MANAGEMENT

    To the Shareholders of BellSouth Corporation:

    These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is contained herein.

    The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

    Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, PricewaterhouseCoopers LLP completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers LLP's recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that as of December 31, 1998, the system of internal controls was adequate to accomplish the objectives discussed herein.

    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Senior Vice President -- Corporate Compliance and Corporate Secretary.

/s/ F. Duane Ackerman                          /s/ Ronald M. Dykes
F. Duane Ackerman                              Ronald M. Dykes
CHAIRMAN OF THE BOARD, PRESIDENT AND           EXECUTIVE VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                        CHIEF FINANCIAL OFFICER

February 3, 1999

                       AUDIT COMMITTEE CHAIRMAN'S LETTER

    The Audit Committee of the Board of Directors consists of four members who are neither officers nor employees of BellSouth Corporation. Information as to these persons, as well as their duties, is provided in the Proxy Statement. The Audit Committee met six times during 1998 and reviewed with the Chief Corporate Auditor, PricewaterhouseCoopers LLP and management current audit activities, plans and the results of selected internal audits. The Audit Committee also reviewed the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended, subject to shareholder ratification, the appointment of the independent accountants and considered factors relating to their independence. In addition, the Audit Committee provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees and monitored compliance with laws and regulations. The Chief Corporate Auditor and PricewaterhouseCoopers LLP each met privately with the Audit Committee on occasion to encourage confidential discussions as to any auditing matters.

                                          /s/ Ronald A. Terry

                                          Ronald A. Terry
                                          CHAIRMAN, AUDIT COMMITTEE

February 3, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
February 3, 1999

                             BELLSOUTH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1998         1997         1996
                                                                            ---------    ---------    ---------
Operating Revenues:
  Wireline communications:
    Local service.......................................................    $   9,399    $   8,499    $   8,082
    Network access......................................................        4,632        4,483        4,365
    Long distance.......................................................          713          734          794
    Other wireline......................................................        1,657        1,462        1,383
  Domestic wireless.....................................................        2,723        2,581        2,204
  International operations..............................................        1,995          948          547
  Advertising and publishing............................................        1,891        1,837        1,651
  Other services........................................................          113           17           14
                                                                            ---------    ---------    ---------
    Total Operating Revenues............................................       23,123       20,561       19,040
                                                                            ---------    ---------    ---------
Operating Expenses:
  Cost of services and products.........................................        7,080        6,254        6,072
  Depreciation and amortization.........................................        4,357        3,964        3,719
  Selling, general and administrative...................................        5,782        4,967        4,470
                                                                            ---------    ---------    ---------
    Total Operating Expenses............................................       17,219       15,185       14,261
                                                                            ---------    ---------    ---------
Operating Income........................................................        5,904        5,376        4,779
Interest Expense........................................................          837          761          721
Gain on Sale of Operations (Note B).....................................          335          787          442
Other Income, net.......................................................          349           19          108
                                                                            ---------    ---------    ---------
Income Before Income Taxes and Extraordinary Losses.....................        5,751        5,421        4,608
Provision for Income Taxes (Note J).....................................        2,224        2,151        1,745
                                                                            ---------    ---------    ---------
Income Before Extraordinary Losses......................................        3,527        3,270        2,863
Extraordinary Loss on Early Extinguishment of Debt,
 net of tax (Note E)....................................................           --           (9)          --
                                                                            ---------    ---------    ---------
      Net Income........................................................    $   3,527    $   3,261    $   2,863
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------

Weighted-Average Common Shares Outstanding: (Notes A, G)
  Basic.................................................................        1,970        1,984        1,987
  Diluted...............................................................        1,984        1,989        1,992
Dividends Declared Per Common Share (Note G)............................    $     .73    $     .72    $     .72
Earnings Per Share: (Notes A, G)
  Basic.................................................................    $    1.79    $    1.64    $    1.44
  Diluted...............................................................    $    1.78    $    1.64    $    1.44

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       DECEMBER 31,
                                                                                                   --------------------
                                                                                                     1998       1997
                                                                                                   ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents......................................................................  $   3,003  $   2,570
  Temporary cash investments.....................................................................        184         17
  Accounts receivable, net of allowance for uncollectibles of $251 and $246......................      4,629      4,750
  Material and supplies..........................................................................        431        393
  Other current assets...........................................................................        459        387
                                                                                                   ---------  ---------
    Total Current Assets.........................................................................      8,706      8,117
Investments and Advances (Note B)................................................................      2,861      2,675
Property, Plant and Equipment, net (Note C)......................................................     23,940     22,861
Deferred Charges and Other Assets................................................................      1,028        702
Intangible Assets, net...........................................................................      2,875      1,946
                                                                                                   ---------  ---------
    Total Assets.................................................................................  $  39,410  $  36,301
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Debt maturing within one year (Note E).........................................................  $   3,454  $   3,706
  Accounts payable...............................................................................      2,219      1,825
  Other current liabilities (Note D).............................................................      3,477      3,252
                                                                                                   ---------  ---------
    Total Current Liabilities....................................................................      9,150      8,783
                                                                                                   ---------  ---------
Long-Term Debt (Note E)..........................................................................      8,715      7,348
                                                                                                   ---------  ---------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes..............................................................      2,512      2,023
  Unamortized investment tax credits.............................................................        167        213
  Other liabilities and deferred credits (Note F)................................................      2,756      2,769
                                                                                                   ---------  ---------
    Total Deferred Credits and Other Liabilities.................................................      5,435      5,005
                                                                                                   ---------  ---------
Shareholders' Equity (Note G):
  Common stock, $1 par value (4,400 shares authorized; 1,950 and 1,984 shares outstanding).......      2,020      1,010
  Paid-in capital................................................................................      6,766      7,714
  Retained earnings..............................................................................      9,479      7,382
  Accumulated other comprehensive income.........................................................        (64)        36
  Shares held in trust and treasury..............................................................     (1,752)      (575)
  Guarantee of ESOP debt (Note H)................................................................       (339)      (402)
                                                                                                   ---------  ---------
    Total Shareholders' Equity...................................................................     16,110     15,165
                                                                                                   ---------  ---------
    Total Liabilities and Shareholders' Equity...................................................  $  39,410  $  36,301
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                                      ---------------------------------
                                                                                        1998        1997        1996
                                                                                      ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................  $   3,527  $    3,261  $    2,863
  Adjustments to net income:
    Gain on sale of operations......................................................       (335)       (787)       (442)
    Depreciation and amortization...................................................      4,357       3,964       3,719
    Provision for uncollectibles....................................................        334         304         254
    Deferred income taxes and unamortized investment tax credits....................        304         243         120
    Pension income..................................................................       (259)       (164)        (14)
    Dividends from unconsolidated affiliates........................................        174         198         130
    (Income) losses from unconsolidated affiliates, net.............................        (92)        242          76
    Extraordinary loss on early extinguishment of debt..............................         --          15          --
    Additional income from settlement of loans and advances.........................       (102)         --          --
    Net change in:
      Accounts receivable and other current assets..................................       (458)       (742)       (645)
      Accounts payable and other current liabilities................................        300         580        (708)
      Deferred charges and other assets.............................................          1        (125)       (126)
      Other liabilities and deferred credits........................................        (25)         87         581
    Other reconciling items, net....................................................         15         (37)         55
                                                                                      ---------  ----------  ----------
    Net cash provided by operating activities.......................................      7,741       7,039       5,863
                                                                                      ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................................................     (5,212)     (4,858)     (4,455)
  Purchases of licenses and other intangible assets.................................       (559)       (328)       (147)
  Proceeds from sale of operations..................................................        410       1,000         930
  Proceeds from disposition of short-term investments...............................        210         267         355
  Purchases of short-term investments...............................................       (376)       (233)       (336)
  Proceeds from investment dispositions and repayments of advances..................        432          59         102
  Investments in and advances to unconsolidated affiliates..........................       (637)     (1,083)       (620)
  Other investing activities, net...................................................        105         227         (28)
                                                                                      ---------  ----------  ----------
    Net cash used for investing activities..........................................     (5,627)     (4,949)     (4,199)
                                                                                      ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments of) proceeds from short-term borrowings...........................        (71)        879        (497)
  Proceeds from long-term debt......................................................      1,752         645         392
  Repayments of long-term debt......................................................       (782)       (692)       (544)
  Dividends paid....................................................................     (1,420)     (1,428)     (1,430)
  Purchase of treasury shares.......................................................     (1,261)       (157)        (85)
  Other financing activities, net...................................................        101          55         (33)
                                                                                      ---------  ----------  ----------
    Net cash used for financing activities..........................................     (1,681)       (698)     (2,197)
                                                                                      ---------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents................................        433       1,392        (533)
Cash and Cash Equivalents at Beginning of Period....................................      2,570       1,178       1,711
                                                                                      ---------  ----------  ----------
Cash and Cash Equivalents at End of Period..........................................  $   3,003  $    2,570  $    1,178
                                                                                      ---------  ----------  ----------
                                                                                      ---------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                                                                                                     AMOUNT
                                                             NUMBER OF SHARES         -------------------------------------
                                                      ------------------------------
                                                                        SHARES
                                                        COMMON       HELD IN TRUST      COMMON       PAID-IN     RETAINED
                                                         STOCK       AND TREASURY        STOCK       CAPITAL     EARNINGS
                                                      -----------  -----------------  -----------  -----------  -----------
Balance at December 31, 1995........................       1,007             (13)      $   1,007    $   7,624    $   4,099
Net income..........................................                                                                 2,863
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...........
    Total comprehensive income......................
Dividends declared..................................                                                                (1,430)
Share issuances:
  Employee benefit plans............................           1                               1           14
  Grantor trusts....................................           1              (1)              1           34
Share purchases:
  Treasury..........................................                          (3)
  Grantor trusts....................................                          (1)
ESOP activities and related tax benefit.............                                                                     9
                                                           -----             ---      -----------  -----------  -----------
Balance at December 31, 1996........................       1,009             (18)          1,009        7,672        5,541
Net income..........................................                                                                 3,261
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...........
    Total comprehensive income......................
Dividends declared..................................                                                                (1,428)
Share issuances:
  Employee benefit plans............................                           2                          (25)
  Grantor trusts....................................           1              (1)              1           59
Acquisition-related transactions....................                           2                            8
Purchase of treasury stock..........................                          (3)
ESOP activities and related tax benefit.............                                                                     8
                                                           -----             ---      -----------  -----------  -----------
Balance at December 31, 1997........................       1,010             (18)          1,010        7,714        7,382
Two-for-one stock split (Note G)....................       1,010             (19)          1,010       (1,010)
Net income..........................................                                                                 3,527
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...........
    Total comprehensive income......................
Dividends declared..................................                                                                (1,435)
Share issuances for employee benefit plans..........                           3                          (36)          (2)
Acquisition-related transactions....................                           1                           92
Share purchases:
  Treasury..........................................                         (36)
  Grantor trusts....................................                          (1)
Tax benefit related to stock options................                                                        6
ESOP activities and related tax benefit.............                                                                     7
                                                           -----             ---      -----------  -----------  -----------
Balance at December 31, 1998........................       2,020             (70)      $   2,020    $   6,766    $   9,479
                                                           -----             ---      -----------  -----------  -----------
                                                           -----             ---      -----------  -----------  -----------


                                                         ACCUMULATED
                                                            OTHER           SHARES
                                                        COMPREHENSIVE    HELD IN TRUST  GUARANTEE OF
                                                           INCOME        AND TREASURY     ESOP DEBT      TOTAL
                                                      -----------------  -------------  -------------  ---------
Balance at December 31, 1995........................      $      (5)       $    (374)     $    (526)   $  11,825
Net income..........................................                                                       2,863
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...........             30                                           30
                                                                                                       ---------
    Total comprehensive income......................                                                       2,893
Dividends declared..................................                                                      (1,430)
Share issuances:
  Employee benefit plans............................                              11                          26
  Grantor trusts....................................                             (35)                         --
Share purchases:
  Treasury..........................................                             (85)                        (85)
  Grantor trusts....................................                             (49)                        (49)
ESOP activities and related tax benefit.............                                             60           69
                                                             ------      -------------       ------    ---------
Balance at December 31, 1996........................             25             (532)          (466)      13,249
Net income..........................................                                                       3,261
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...........             11                                           11
                                                                                                       ---------
    Total comprehensive income......................                                                       3,272
Dividends declared..................................                                                      (1,428)
Share issuances:
  Employee benefit plans............................                              85                          60
  Grantor trusts....................................                             (60)                         --
Acquisition-related transactions....................                              89                          97
Purchase of treasury stock..........................                            (157)                       (157)
ESOP activities and related tax benefit.............                                             64           72
                                                             ------      -------------       ------    ---------
Balance at December 31, 1997........................             36             (575)          (402)      15,165
Two-for-one stock split (Note G)....................                                                          --
Net income..........................................                                                       3,527
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...........           (100)                                        (100)
                                                                                                       ---------
    Total comprehensive income......................                                                       3,427
Dividends declared..................................                                                      (1,435)
Share issuances for employee benefit plans..........                              89                          51
Acquisition-related transactions....................                              33                         125
Share purchases:
  Treasury..........................................                          (1,261)                     (1,261)
  Grantor trusts....................................                             (38)                        (38)
Tax benefit related to stock options................                                                           6
ESOP activities and related tax benefit.............                                             63           70
                                                             ------      -------------       ------    ---------
Balance at December 31, 1998........................      $     (64)       $  (1,752)     $    (339)   $  16,110
                                                             ------      -------------       ------    ---------
                                                             ------      -------------       ------    ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             BELLSOUTH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES

    ORGANIZATION. BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia. BellSouth has two principal and wholly-owned subsidiaries, BellSouth Telecommunications, Inc. (BellSouth Telecommunications) and BellSouth Enterprises, Inc. (BellSouth Enterprises). BellSouth Telecommunications primarily provides (i) local exchange and long distance services within geographic areas, called Local Access and Transport Areas (LATAs) and (ii) network access services. BellSouth Enterprises owns businesses providing domestic and international wireless communications services as well as advertising and publishing products. For management purposes, these operations are organized into five operating segments: wireline communications; domestic wireless; international operations; advertising and publishing; and other.

    BASIS OF PRESENTATION. The Consolidated Financial Statements include the accounts of BellSouth and subsidiaries in which it has a controlling financial interest. Investments in certain partnerships, joint ventures and subsidiaries are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period Consolidated Financial Statements have been reclassified to conform to the current year's presentation.

    USE OF ESTIMATES. BellSouth's Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS. BellSouth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the Consolidated Balance Sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $313, $193 and $163 for the years ended December 31, 1998, 1997 and 1996, respectively.

    MATERIAL AND SUPPLIES. New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

    PROPERTY, PLANT AND EQUIPMENT. The investment in Property, Plant and Equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other Income, net.

    INTANGIBLE ASSETS. Intangible Assets consist of the excess consideration paid over the fair value of net tangible assets acquired in business combinations, and include acquired licenses and customer lists. Intangible Assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of Intangible Assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED) the related business unit. Amortization of such intangibles was $135, $58 and $49 for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, accumulated amortization of intangibles was $462 and $321, respectively.

    FOREIGN CURRENCY. Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in Shareholders' Equity as a component of other accumulated comprehensive income. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency.

    Exchange gains and losses on transactions of BellSouth and its equity investments denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged (see "Derivative Financial Instruments" below).

    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth generally enters into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.

    REVENUE RECOGNITION. Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $334, $304 and $254 for the years ended December 31, 1998, 1997 and 1996, respectively.

    MAINTENANCE AND REPAIRS. The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in substantial betterments, is charged to Operating Expenses.

    INCOME TAXES. The Consolidated Balance Sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the Consolidated Balance Sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

    For financial reporting purposes, BellSouth is amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the Provision for Income Taxes over the estimated useful lives of the assets to which the credits relate.

    EARNINGS PER SHARE. Basic Earnings Per Share is computed based on the weighted-average number of common shares outstanding during each year. Diluted Earnings Per Share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. Net incremental shares included in the calculation of diluted earnings per share were approximately 14 million, 5 million and 5 million, respectively, for the years

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED) ended December 31, 1998, 1997 and 1996. BellSouth's earnings, used for per share calculations, are the same for both the basic and diluted methods.

    NEW ACCOUNTING PRONOUNCEMENTS. In March 1998, the AICPA issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires capitalization of certain direct costs and interest costs after preliminary development efforts have been made. BellSouth adopted SOP 98-1 on January 1, 1999. Adoption of SOP 98-1 will result in a temporary increase in earnings in the year of adoption, compared to the prior period, as a result of the capitalization of costs which had previously been expensed.

NOTE B -- INVESTMENTS AND ADVANCES

    Investments and Advances as of December 31 consist of the following:

                                                                                       1998       1997
                                                                                     ---------  ---------
Investments accounted for under the equity method..................................  $   2,148  $   2,007
Advances to and notes receivable from affiliates...................................        677        631
Other investments..................................................................         36         37
                                                                                     ---------  ---------
  Total Investments and Advances...................................................  $   2,861  $   2,675
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    BellSouth's equity method investments primarily include various partnerships in domestic and international wireless properties and other international communications consortia. Equity in earnings related to investments accounted for under the equity method was $92 for the year ended December 31, 1998 while equity in losses for these investments were $(242) and $(76) for the two years ended December 31, 1997 and 1996, respectively, and are included as a component of Other Income, net.

    DOMESTIC WIRELESS. BellSouth's domestic wireless equity method investments consist primarily of its noncontrolling interests in partnerships serving the Los Angeles and Houston/Galveston Metropolitan Service Areas. In November 1998, BellSouth and AT&T contributed their respective interests in these partnerships, and AT&T contributed approximately $1,000, into a new joint venture. BellSouth's ownership share of Los Angeles, Houston and Galveston changed from 60.0%, 43.6% and 36.6%, respectively, to 44.4%, 44.4% and 38.8%, respectively. As a result of the reorganization, BellSouth's proportionate share of the net assets of the new venture exceeded BellSouth's aggregate book investment balance. The related excess is being amortized into income using the straight-line method over a period of approximately 30 years.

    INTERNATIONAL OPERATIONS. BellSouth has equity investments in international wireless operations in Latin America, Europe and other international markets with ownership ranging from 22.5% to 46.8%.

    During 1998, BellSouth purchased additional ownership interests in its wireless operations in Venezuela, Brazil and Ecuador for approximately $536. These purchases increased BellSouth's ownership interest in Venezuela by 24.9% to 78.2% and its interest in Ecuador by 28.2% to 89.4%. In Brazil, the purchases increased BellSouth's investment in its Sao Paulo operating company to 44.5% and in its Northeast operation to 46.8%. In all transactions, the excess of the respective purchase price over the net book value of the assets acquired was assigned to customer lists and wireless licenses. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B -- INVESTMENTS AND ADVANCES (CONTINUED)
    WIRELESS DATA.  Prior to 1998, BellSouth and RAM Broadcasting Corporation
(RAM) were partners in an entity that owned and operated certain wireless data communications networks in the U.S., the U.K. and various other countries. During 1998, BellSouth purchased the issued and outstanding stock of RAM. As a result of the transaction, BellSouth holds a 90.0% interest in the United States operations and a 100% interest in the U.K. operations. Accordingly, these operations were consolidated at December 31, 1998.

    SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES. A summary of combined financial information as reported by the equity investees of BellSouth is set forth below:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1998       1997
                                                                                     ---------  ---------
Balance Sheet Information:
  Current Assets...................................................................  $   1,367  $   1,294
  Noncurrent Assets................................................................      7,073      6,837
  Current Liabilities..............................................................      1,425      4,360
  Noncurrent Liabilities...........................................................      6,070      3,928

                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1998       1997       1996
                                                                           ---------  ---------  ---------
Income Statement Information:
  Revenues...............................................................  $   3,819  $   4,734  $   4,827
  Operating Income.......................................................        179        120         91
  Net Loss...............................................................        (99)      (592)      (404)

    ADVANCES AND NOTES RECEIVABLE. BellSouth has noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. BellSouth had notes receivable from and advances to these partnerships totaling $161 and $194 at December 31, 1998 and 1997, respectively. The notes bear interest at rates ranging from 6.31% to 7.88% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1998 are due and payable to BellSouth between November 14, 2001 and January 15, 2038. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

    During 1993, BellSouth entered into a credit agreement with Prime South Diversified, Inc. (Prime) to provide up to $250 in financing, all of which was outstanding as of December 31,1997. The loan was collateralized by the stock of Prime, which indirectly owned Community Cable TV (CCTV) in Las Vegas. The loan bore interest at a variable rate of 10% to 11%. The loan agreement specified that in the event Prime sold CCTV, BellSouth would be repaid the principal balance as well as additional amounts for contingent interest and prepayment penalties. During 1998, Prime sold its investment in CCTV. As specified in the loan agreement, BellSouth was repaid the full principal balance as well as amounts for contingent interest, prepayment penalties and regular interest. As a result, in 1998, BellSouth recorded additional income of $102 ($62 after tax), for the amount related to the proceeds from contingent interest and prepayment penalties.

    SALE OF OPERATIONS AND INVESTMENTS. On October 30, 1998, BellSouth sold to Vodafone Group Plc its 65% ownership interest in BellSouth New Zealand for total proceeds of $254. The pretax gain on the sale was $180 ($110 after tax).

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B -- INVESTMENTS AND ADVANCES (CONTINUED)
    In 1997, BellSouth sold its 24.5% interest in Optus Communications to Cable and Wireless, a U.K. telecommunications company. Under the agreement, BellSouth received approximately $735 in cash for its 490 million shares in Optus Communications. In addition, BellSouth was given an option to receive either an ownership interest in a cellular communications company located in Colombia or the equivalent value of that interest in cash. The pretax gain on the sale was $578 ($352 after tax). During 1998, BellSouth exercised its option and received an additional $64, which is included in other investing activities in the Consolidated Statements of Cash Flows.

    In 1997, BellSouth sold its 20% interest in ITT World Directories (ITTWD) to ITT Corporation (ITT) for total proceeds of $265. The pretax gain on such sale was $209 ($128 after tax). The sale agreement contained certain provisions that called for additional sales proceeds to be paid to BellSouth in the event that ITT subsequently resold ITTWD above a certain price. As a result of ITT's subsequent sale of ITTWD, BellSouth received additional proceeds that resulted in a pretax gain of $155 ($96 after tax) in the first quarter of 1998.

    In 1997, BellSouth Telecommunications sold to Science Applications International Corporation its 14.3% interest in Bell Communications Research, Inc. (Bellcore) for total proceeds of $65. The pretax gain on the sale, included as a component of Other Income, net, was $38.

NOTE C -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is summarized as follows at December 31:

                                                                      ESTIMATED
                                                                     DEPRECIABLE
                                                                        LIVES
                                                                     (IN YEARS)      1998       1997
                                                                    -------------  ---------  ---------
Outside plant.....................................................        12-20    $  22,496  $  21,642
Central office equipment..........................................         8-10       20,056     18,716
Operating and other equipment.....................................         5-15        6,262      4,523
Building and building improvements................................        25-45        4,485      4,433
Furniture and fixtures............................................        10-15        3,089      2,987
Station equipment.................................................            6          563        522
Land..............................................................           --          207        190
Plant under construction..........................................           --          816        815
                                                                                   ---------  ---------
                                                                                      57,974     53,828
  Less: Accumulated depreciation..................................                    34,034     30,967
                                                                                   ---------  ---------
    Total Property, Plant and Equipment, net......................                 $  23,940  $  22,861
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE D -- OTHER CURRENT LIABILITIES

    Other current liabilities are summarized as follows at December 31:

                                                                                       1998       1997
                                                                                     ---------  ---------
Advanced billing and customer deposits.............................................  $     754  $     620
Taxes accrued......................................................................        645        835
Dividends payable..................................................................        379        365
Salaries and wages payable.........................................................        351        335
Interest and rents accrued.........................................................        340        309
Compensated absences...............................................................        254        248
Deferred taxes.....................................................................        207         41
Other..............................................................................        547        499
                                                                                     ---------  ---------
  Total Other Current Liabilities..................................................  $   3,477  $   3,252
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE E -- DEBT

    DEBT MATURING WITHIN ONE YEAR. Debt maturing within one year is summarized as follows at December 31:

                                                                                   1998       1997
                                                                                 ---------  ---------
Short-term notes payable:
  Bank loans...................................................................  $     765  $     465
  Commercial paper.............................................................      2,378      2,438
Current maturities of long-term debt...........................................        311        803
                                                                                 ---------  ---------
  Total Debt Maturing Within One Year..........................................  $   3,454  $   3,706
                                                                                 ---------  ---------
                                                                                 ---------  ---------

Weighted-average interest rate at end of period:
  Bank loans...................................................................       7.85%      7.05%
  Commercial paper.............................................................       5.30%      5.92%

    BellSouth has committed credit lines aggregating $2,536 with various banks. Borrowings under the committed credit lines totaled $634 and $241, respectively, at December 31, 1998 and 1997. BellSouth also maintains uncommitted lines of credit aggregating $169. At December 31, 1998, borrowings under the uncommitted lines of credit totaled $45. There were no borrowings under the uncommitted lines as of December 31, 1997. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE E -- DEBT (CONTINUED)
    LONG-TERM DEBT. Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 1998.

                                                         WEIGHTED-
                                      CONTRACTUAL         AVERAGE
                                     INTEREST RATES    INTEREST RATE     MATURITIES      1998       1997
                                   ------------------  --------------  --------------  ---------  ---------
BellSouth Telecommunications.....         4.375% - 6%           5.70%     2000 - 2045  $   1,495  $   1,565
                                          6.125% - 7%           6.48%     2000 - 2033      3,219      2,730
                                         7.5% - 8.25%           7.79%     2032 - 2035      1,150      1,150
                                           6.65% - 7%           6.92%            2095        654        644
                                                                                       ---------  ---------
                                                                                           6,518      6,089
BellSouth Capital Funding
 Corporation.....................       5.25% - 8.65%           6.45%     1999 - 2097      1,469      1,290
Guarantee of ESOP debt...........      9.125% - 9.19%                            2003        467        534
Other................................................................................        602        275
Unamortized discount, net of premium.................................................        (30)       (37)
                                                                                       ---------  ---------
                                                                                           9,026      8,151
Current maturities...................................................................       (311)      (803)
                                                                                       ---------  ---------
  Total Long-Term Debt...............................................................  $   8,715  $   7,348
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    Maturities of long-term debt outstanding (principal amounts) at December 31, 1998 are summarized below. Maturities after the year 2003 include $500 principal amount of 6.65% debentures due in 2095. At December 31, 1998, such debentures had an accreted book value of $154.

                                1999       2000       2001       2002       2003     THEREAFTER     TOTAL
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Maturities..................  $     311  $     514  $     419  $     337  $     646   $   7,175   $   9,402
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                              ---------  ---------  ---------  ---------  ---------  -----------  ---------

    Debt issued by BellSouth's wholly-owned subsidiary, BellSouth Capital Funding Corporation (Capital Funding) is used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BellSouth Telecommunications. BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest on Capital Funding's debt securities.

    In December 1998, Capital Funding issued $300 of 5.375% Notes, due December 22, 2008. The purpose of these issues was to retire commercial paper.

    In June 1998, BellSouth Telecommunications issued $500 of 6 3/8% Debentures, due June 1, 2028. In addition, during June 1998, BellSouth Telecommunications issued $500 of 6% Reset Put Securities due June 15, 2012 (REPS). REPS are a debt instrument with embedded put and call option features. The REPS are subject to mandatory redemption from the existing holders on June 15, 2002 through either
(i) the exercise by the callholder of its right to purchase the REPS or (ii) the repurchase of the REPS by BellSouth Telecommunications. If the call option is exercised, the callholder will, based on BellSouth Telecommunications' then current credit spreads, determine the interest to be paid on the REPS.

    During 1997, BellSouth Telecommunications retired certain long-term debt issues totaling $600. As a result of the early extinguishment of these issues, extraordinary losses of $9, net of current tax benefits of $6, were recognized in 1997.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE E -- DEBT (CONTINUED)
    At December 31, 1998, shelf registration statements were on file with the Securities and Exchange Commission under which $927 of debt securities could be publicly offered.

NOTE F -- OTHER LIABILITIES AND DEFERRED CREDITS

    Other liabilities and deferred credits are summarized as follows at December 31:

                                                                                       1998       1997
                                                                                     ---------  ---------
Postretirement benefits other than pensions (Note H)...............................  $     792  $     787
Compensation related...............................................................        544        495
Accrued pension cost (Note H)......................................................        470        559
Minority interests.................................................................        451        504
Postemployment benefits............................................................        243        242
Other..............................................................................        256        182
                                                                                     ---------  ---------
  Total Other Liabilities and Deferred Credits.....................................  $   2,756  $   2,769
                                                                                     ---------  ---------
                                                                                     ---------  ---------

NOTE G -- SHAREHOLDERS' EQUITY

    STOCK SPLIT. In November 1998, BellSouth's Board of Directors approved a two-for-one stock split effected in the form of a stock dividend, whereby each shareholder of record as of December 3, 1998 received on December 24, 1998 one additional share of Common Stock for each share owned as of the record date. As a result of the split, 1,010,156,851 shares were issued and $1,010 was transferred from Paid-In Capital to Common Stock. Also in November 1998, BellSouth's Board of Directors approved an increase in the number of authorized shares of Common Stock to 4,400,000,000 from 2,200,000,000. Amounts related to common shares for all periods presented have been restated to reflect the stock split.

    PREFERRED STOCK AUTHORIZED. BellSouth's Articles of Incorporation authorize 100 million shares of cumulative First Preferred Stock having a par value of $1 per share, of which 30 million shares have been reserved and designated Series A for possible issuance under BellSouth's Shareholder Rights Plan. As of December 31, 1998, no preferred shares had been issued.

    SHAREHOLDER RIGHTS PLAN. In 1989, BellSouth adopted a Shareholder Rights Plan by declaring a dividend of one right for each share of Common Stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-hundredth of a share of Series A First Preferred Stock for $43.75 per share. The rights may be exercised only if a person or group acquires 10% of the Common Stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 25% or more of the Common Stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth Common Stock at half price. The rights currently trade with BellSouth Common Stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 1999.

    SHARES HELD IN TRUST AND TREASURY. During 1996 and 1997, BellSouth issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1998 and 1997, the assets held in the trusts consist of cash and

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE G -- SHAREHOLDERS' EQUITY (CONTINUED)
35,578,926 and 34,313,326 shares, respectively, of BellSouth Common Stock. Of the total shares of BellSouth Common Stock held by the trusts, 31,893,326 were issued by BellSouth directly to the trusts out of previously unissued shares and 3,685,600 shares were acquired in open market transactions through use of the trusts' funds.

    The total cost of the shares issued by BellSouth as of the date of funding the trusts is included in Common Stock and Paid-In Capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within Shares Held in Trust and Treasury, a reduction to Shareholders' Equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trusts are also included in Shares Held in Trust and Treasury.

    In addition to shares held by the grantor trusts, Shares Held in Trust and Treasury includes treasury shares purchased in connection with BellSouth's announced plan to repurchase shares of its Common Stock. In 1998 and 1997, BellSouth purchased 36,170,168 and 6,827,978 shares for an aggregate of $1,261 and $157, respectively. A total of 4,294,072 and 8,249,248 shares, respectively, were reissued under various employee benefit plans and for other purposes.

    In November 1998, BellSouth announced its intent to repurchase up to $3,000 of its Common Stock during 1999.

    Shares Held in Trust and Treasury, at cost, as of December 31, 1998 and 1997 are comprised of the following:

                                                                 1998                       1997
                                                       ------------------------  --------------------------
                                                          SHARES       AMOUNT       SHARES        AMOUNT
                                                       -------------  ---------  -------------  -----------
Shares Held by Grantor Trusts........................     35,578,926  $     557     34,313,326   $     519
Shares Held in Treasury..............................     34,316,794      1,195      2,440,698          56
                                                       -------------  ---------  -------------       -----
    Total Shares Held in Trust and Treasury..........     69,895,720  $   1,752     36,754,024   $     575
                                                       -------------  ---------  -------------       -----
                                                       -------------  ---------  -------------       -----

    GUARANTEE OF ESOP DEBT. The amount equivalent to BellSouth's guarantee of the amortizing notes issued by its ESOP trusts are presented as a reduction to Shareholders' Equity. The amount recorded as a decrease in Shareholders' Equity represents the cost of unallocated BellSouth Common Stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. (See Note H.)

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS

    PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS. Substantially all nonrepresented and represented employees of BellSouth are covered by noncontributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

    The pension plan covering nonrepresented employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for nonrepresented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is applicable to employees retiring through 2005. The 1998 and 1997 projected benefit obligations assumed interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service through 1998. During 1998, BellSouth established a cash balance plan for represented employees based upon an initial cash balance amount, negotiated pension band increases and interest credits effective January 1, 1999. The 1998 and 1997 represented pension obligations included the projected effect of future bargained-for improvements. The accounting for the health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    Effective for fiscal year 1998, BellSouth adopted SFAS No. 132, "Employers Disclosure about Pensions and Other Postretirement Benefits." The new standard revises and combines disclosures for pensions and other postretirement benefits, but does not change the measurement or recognition of those plans. Accrued health care costs and prepaid life assets have been combined. The following tables, prepared in accordance with the new standard, reconcile the changes in obligations, plan assets and funded status at December 31:

                                                                                 RETIREE HEALTH
                                                          PENSION BENEFITS          AND LIFE
                                                        --------------------  --------------------
                                                          1998       1997       1998       1997
                                                        ---------  ---------  ---------  ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at the beginning of the year.......  $  12,335  $  11,303  $   3,879  $   3,590
Service cost..........................................        273        247         34         37
Interest cost.........................................        841        818        263        263
Amendments............................................        670        (55)       110         --
Actuarial losses......................................        319        910        651        200
Benefits paid.........................................       (932)      (877)      (247)      (211)
Curtailments..........................................         (4)       (13)        --         --
Special termination benefits..........................          2          2         --         --
                                                        ---------  ---------  ---------  ---------
Benefit obligation at the end of the year.............  $  13,504  $  12,335  $   4,690  $   3,879
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year........  $  17,313  $  15,614  $   2,597  $   2,157
Actual return on plan assets..........................      1,602      2,576        224        410
Employer contribution.................................         --         --        262        234
Plan participants' contributions......................         --         --          9          7
Benefits paid.........................................       (932)      (877)      (247)      (211)
                                                        ---------  ---------  ---------  ---------
Fair value of plan assets at end of year..............  $  17,983  $  17,313  $   2,845  $   2,597
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

FUNDED STATUS
As of end of year.....................................  $   4,479  $   4,978  $  (1,845) $  (1,282)
Unrecognized prior service cost.......................        380       (335)       162         86
Unrecognized net (gain) or loss.......................     (4,714)    (4,743)       243       (346)
Unrecognized net (asset) or obligation................        (89)      (109)       740        823
                                                        ---------  ---------  ---------  ---------
Prepaid or (accrued) benefit cost.....................  $      56  $    (209) $    (700) $    (719)
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

Amounts recognized in the Consolidated Balance Sheets consist of:

                                                                                 RETIREE HEALTH
                                                          PENSION BENEFITS          AND LIFE
                                                        --------------------  --------------------
                                                          1998       1997       1998       1997
                                                        ---------  ---------  ---------  ---------
Prepaid benefit cost..................................  $     526  $     350  $      92  $      68
Accrued benefit liability.............................       (470)      (559)      (792)      (787)

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)

    The components of pension and retiree health and life (income) cost are as follows:

                                                   PENSION BENEFITS              RETIREE HEALTH AND LIFE
                                            -------------------------------  -------------------------------
                                              1998       1997       1996       1998       1997       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost..............................  $     273  $     247  $     288  $      34  $      37  $      47
Interest cost.............................        841        818        799        263        263        268
Expected return on plan assets............     (1,209)    (1,101)    (1,056)      (167)      (149)      (136)
Amortization of prior service cost........        (40)        (3)        (1)        35         34         34
Amortization of (gain)/loss...............       (103)      (104)       (23)        (4)        (2)         9
Amortization of transition
  (asset)/obligation......................        (21)       (21)       (21)        82         83         83
                                            ---------  ---------  ---------  ---------  ---------  ---------
Net periodic benefit/(income) cost........  $    (259) $    (164) $     (14) $     243  $     266  $     305
                                            ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------

    Effective December 31, 1997, the nonrepresented cash balance plans were recombined from six into one cash balance plan. Although only one nonrepresented cash balance plan exists, separate demographic pools are maintained to generate pension income based upon specific company information. The change in net pension income and net retiree health and life costs is affected by several variables, including changes in actuarial assumptions such as discount rate, return on plan assets and plan amendments. The consolidated net pension income and postretirement cost amounts above are exclusive of curtailment effects reflected in the work force reduction activity and do not reflect pension curtailment gains in the amount of $9, $36 and $43 in 1998, 1997 and 1996, respectively.

    During 1998, BellSouth modified the presentation of the salary rate assumption to reflect a more comparable weighted-average compensation increase. The revised presentation has been included for all years and has no impact on BellSouth's expenses or obligations. The significant actuarial assumptions at December 31, 1998, 1997 and 1996 were as follows:

                                                     PENSION BENEFITS              RETIREE HEALTH AND LIFE
                                              -------------------------------  -------------------------------
                                                1998       1997       1996       1998       1997       1996
                                              ---------  ---------  ---------  ---------  ---------  ---------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER
  31:
    Discount rate...........................      6.75%      7.00%      7.50%      6.75%      7.00%      7.50%
    Expected return on plan assets..........      8.25%      8.25%      8.25%      8.25%      8.25%      8.25%
    Rate of compensation increase...........      5.10%      5.00%      5.00%      5.10%      5.00%      5.00%
    Health care cost trend rate.............         --         --         --      8.50%      8.00%      8.50%

    The health care cost trend rate used to value the accumulated postretirement obligation in 1998 and 1997 is assumed to decrease to 5% by 2003. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 1998:

                                                                                    1-PERCENTAGE-      1-PERCENTAGE-
                                                                                   POINT INCREASE     POINT DECREASE
                                                                                  -----------------  -----------------
Effect on total of service and interest cost components.........................      $      23          $     (18)
Effect on postretirement benefit obligation.....................................      $     322          $    (253)

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    DEFINED CONTRIBUTION PLANS. BellSouth maintains several contributory savings plans which cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.

    In 1990, a leveraged Employee Stock Ownership Plan (ESOP) was incorporated into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes which are guaranteed by BellSouth. The Trusts used the loan proceeds to purchase shares of BellSouth Common Stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semiannual loan payment is made. The Trusts service the debt with contributions from BellSouth and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

    A portion of employees' eligible contributions to the Savings Plans is matched by BellSouth at rates determined annually by the Board of Directors. BellSouth's matching obligation is fulfilled with shares released from the suspense accounts semi-annually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill BellSouth's matching obligation, BellSouth makes further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.

    BellSouth recognizes expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to Retained earnings, and all ESOP shares are included in the computation of Earnings Per Share.

                                                             1998            1997            1996
                                                        --------------  --------------  --------------
Compensation cost.....................................             $46             $76             $58
Interest expense......................................             $28             $31             $33
Actual interest on ESOP Notes.........................             $44             $50             $56
Cash contributions, excluding dividends paid to the
 Trusts...............................................             $80             $90             $91
Dividends paid to the Trusts, used for debt service...             $42             $43             $44
Shares allocated to participants......................      38,310,726      33,421,214      28,611,834
Shares committed to be released.......................              --              --              --
Shares unallocated....................................      25,246,722      30,136,234      34,945,614

NOTE I -- STOCK COMPENSATION PLANS

    At December 31, 1998, BellSouth has stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock
Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth Common Stock is the underlying security for any award. The aggregate number of shares of BellSouth Common Stock which may be granted under the Stock Plan in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth Common Stock within prescribed periods at a price

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- STOCK COMPENSATION PLANS (CONTINUED) either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

    BellSouth applies APB Opinion 25 and related Interpretations in accounting for its stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost for BellSouth's stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," BellSouth's Net Income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                           1998       1997       1996
                                                                         ---------  ---------  ---------
Net income -- as reported..............................................  $   3,527  $   3,261  $   2,863
Net income -- pro forma................................................  $   3,488  $   3,242  $   2,852

Basic earnings per share -- as reported................................  $    1.79  $    1.64  $    1.44
Basic earnings per share -- pro forma..................................  $    1.77  $    1.63  $    1.44
Diluted earnings per share -- as reported..............................  $    1.78  $    1.64  $    1.44
Diluted earnings per share -- pro forma................................  $    1.76  $    1.63  $    1.43

    The pro forma amounts reflected above are not representative of the effects on reported Net Income in future years because, in general, the options granted in 1998, 1997 and 1996 do not vest for several years and additional awards are made each year.

    The following table summarizes the activity for stock options outstanding:

                                                             1998            1997            1996
                                                        --------------  --------------  --------------
Options outstanding at January 1......................      45,122,812      37,142,784      28,575,496
Options granted.......................................      17,963,592      12,507,766      10,753,026
Options exercised.....................................      (2,784,312)     (4,001,490)     (1,385,090)
Options forfeited.....................................      (1,099,182)       (526,248)       (800,648)
                                                        --------------  --------------  --------------
Options outstanding at December 31....................      59,202,910      45,122,812      37,142,784
                                                        --------------  --------------  --------------
                                                        --------------  --------------  --------------

Weighted-average option prices per common share:
  Outstanding at January 1............................          $18.67          $17.06          $15.28
  Granted at fair market value........................          $31.95          $22.23          $21.25
  Exercised...........................................          $15.35          $14.69          $13.12
  Forfeited...........................................          $23.47          $20.02          $16.86
  Outstanding at December 31..........................          $22.77          $18.67          $17.06

Weighted-average fair value of options granted at fair
 market value during the year.........................           $7.22           $4.38           $3.83
Options exercisable at December 31....................      14,733,210      12,065,032      13,046,582
Shares available for grant at December 31.............      19,504,179      19,835,596      19,821,384

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- STOCK COMPENSATION PLANS (CONTINUED)
    The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        1998         1997         1996
                                                                     -----------  -----------  -----------
Expected life (years)..............................................          5            5            7
Dividend yield.....................................................       2.40%        3.24%        3.39%
Expected volatility................................................       21.0%        19.0%        15.4%
Risk-free interest rate............................................       5.42%        6.22%        5.56%

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                   OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                   ----------------------------------------------------  ------------------------------
                      NUMBER           WEIGHTED-           WEIGHTED-        NUMBER         WEIGHTED-
    RANGE OF        OUTSTANDING    AVERAGE REMAINING        AVERAGE       EXERCISABLE       AVERAGE
 EXERCISE PRICES    AT 12/31/98     CONTRACTUAL LIFE    EXERCISE PRICE    AT 12/31/98   EXERCISE PRICE
-----------------  -------------  --------------------  ---------------  -------------  ---------------

    $12.10-$15.08     13,766,824        4.73 years         $   14.27         7,598,268     $   13.79
    $15.13-$21.28     14,994,422        6.62 years         $   20.25         3,957,306     $   20.12
    $21.38-$29.22     12,938,740        8.09 years         $   22.27         2,305,338     $   21.90
    $30.91-$44.48     17,502,924        9.33 years         $   31.99           872,298     $   30.96
                   -------------                                         -------------
    $12.10-$44.48     59,202,910        7.30 years         $   22.77        14,733,210     $   17.77
                   -------------                                         -------------
                   -------------                                         -------------

NOTE J -- INCOME TAXES

    In accordance with SFAS No. 109, "Accounting for Income Taxes," the Consolidated Balance Sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the Consolidated Balance Sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the Consolidated Financial Statements and as measured by tax laws using enacted tax rates.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE J -- INCOME TAXES (CONTINUED)
    The provision for income taxes is summarized as follows:

                                                                             1998       1997       1996
                                                                           ---------  ---------  ---------
Federal:
  Current................................................................  $   1,652  $   1,619  $   1,389
  Deferred, net..........................................................        221        252        147
  Investment tax credits, net............................................        (45)       (65)       (77)
                                                                           ---------  ---------  ---------
                                                                               1,828      1,806      1,459
                                                                           ---------  ---------  ---------
State:
  Current................................................................        234        289        235
  Deferred, net..........................................................         34         36         27
                                                                           ---------  ---------  ---------
                                                                                 268        325        262
                                                                           ---------  ---------  ---------
Foreign:
  Current................................................................         34         --          1
  Deferred, net..........................................................         94         20         23
                                                                           ---------  ---------  ---------
                                                                                 128         20         24
                                                                           ---------  ---------  ---------
    Total provision for income taxes.....................................  $   2,224  $   2,151  $   1,745
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

                                                                                      1998       1997
                                                                                    ---------  ---------
  Compensation related............................................................  $     657  $     748
  Allowance for uncollectibles....................................................         97         94
  Work force reduction charge.....................................................         53         66
  Regulatory sharing accruals.....................................................         47         58
  Other...........................................................................        138        186
                                                                                    ---------  ---------
                                                                                          992      1,152
  Valuation allowance.............................................................        (81)       (72)
                                                                                    ---------  ---------
  Deferred Tax Assets.............................................................        911      1,080
                                                                                    ---------  ---------

  Depreciation....................................................................     (2,297)    (2,206)
  Equity investments..............................................................       (530)      (266)
  Licenses........................................................................       (238)      (199)
  Issue basis accounting..........................................................       (236)      (214)
  Other...........................................................................       (329)      (259)
                                                                                    ---------  ---------
    Deferred Tax Liabilities......................................................     (3,630)    (3,144)
                                                                                    ---------  ---------
      Net Deferred Tax Liability..................................................  $  (2,719) $  (2,064)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The valuation allowance, which increased by $9 and $8 in 1998 and 1997, respectively, primarily relates to state net operating losses that may not be utilized during the carryforward period. Of the Net Deferred Tax Asset (Liability) at December 31, 1998 and 1997, $(207) and $(41), respectively, were current and $(2,512) and $(2,023), respectively, were noncurrent.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE J -- INCOME TAXES (CONTINUED)
    A reconciliation of the federal statutory income tax rate to BellSouth's effective tax rate follows:

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Federal statutory tax rate.......................................................       35.0%      35.0%      35.0%
State income taxes, net of federal income tax benefit............................        3.0        3.9        3.7
Amortization of investment tax credits...........................................       (0.5)      (1.2)      (1.7)
Equity of unconsolidated subsidiaries............................................        0.6        1.6        1.6
Miscellaneous items, net.........................................................        0.6        0.4       (0.7)
                                                                                         ---        ---        ---
  Effective tax rate.............................................................       38.7%      39.7%      37.9%
                                                                                         ---        ---        ---
                                                                                         ---        ---        ---

NOTE K -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             1998       1997       1996
                                                                           ---------  ---------  ---------
CASH PAID FOR:
Income Taxes.............................................................  $   2,021  $   1,839  $   1,427
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Interest.................................................................  $     838  $     759  $     740
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    In 1998, BellSouth contributed its ownership interests in certain domestic wireless operations to a new joint venture. As a result of the transaction, net assets were increased by approximately $300 with a corresponding increase to liabilities.

    In 1998 as well as in 1997, BellSouth began consolidating certain operations which had previously been accounted for under the equity method. Such consolidation resulted in an increase in assets of $519 and $375 (net of decreases of $228 and $225 in Investments and Advances), respectively, and corresponding increases in liabilities.

NOTE L -- SEGMENT INFORMATION

    BellSouth Corporation has four reportable operating segments: (1) wireline communications; (2) domestic wireless; (3) international operations; and (4) advertising and publishing. Wireline communications include local exchange and access services to business and residential customers in a nine-state region located in the Southeastern United States. Domestic wireless consists primarily of cellular and PCS businesses throughout BellSouth's nine-state wireline service region and in certain other markets. International operations include a variety of communications services, mainly wireless telephony, in areas within nine countries in Latin America, as well as China, Denmark, Germany, India and Israel. Advertising and publishing businesses publish, print and sell advertising in alphabetical and classified telephone directories. The operations of all other businesses which fall below the reporting thresholds are included in the "Other" segment below, and includes entities providing Internet access, wireless data, entertainment and various start-up operations.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L -- SEGMENT INFORMATION (CONTINUED)

    BellSouth's reportable segments reflect strategic business units that offer different products and services and/or serve different customers. They are managed differently because each business requires different technologies and/or marketing strategies. BellSouth evaluates performance based on the net income, exclusive of certain intercompany and certain nonoperating items of each strategic business unit.

    The accounting policies underlying the reported segment data are the same as those described in the summary of significant accounting policies (see Note A). Generally, BellSouth accounts for intersegment sales and transfers as if the sales and transfers were to third parties at current market prices. Corporate and Eliminations includes intercompany eliminations as well as certain nonoperating items.

    The follow table provides information for each operating segment:

FOR THE YEAR ENDED DECEMBER 31, 1998

                             WIRELINE        DOMESTIC     INTERNATIONAL     ADVERTISING                  TOTAL      CORPORATE AND
                          COMMUNICATIONS     WIRELESS      OPERATIONS     AND PUBLISHING     OTHER     SEGMENTS     ELIMINATIONS
                        ------------------  -----------  ---------------  ---------------  ---------  -----------  ---------------
Operating Revenues:
  External revenues...      $   16,401       $   2,723      $   1,995        $   1,891     $     113   $  23,123      $      --
  Intersegment
    revenues..........             221               7             --               --           227         455           (455)
                              --------      -----------       -------          -------     ---------  -----------       -------
    Total Operating
      Revenues........          16,622           2,730          1,995            1,891           340      23,578           (455)
                              --------      -----------       -------          -------     ---------  -----------       -------
Operating Expenses:
  Depreciation &
    amortization......           3,363             513            357               25            94       4,352              5
  Other operating
    expense...........           8,387           1,843          1,404            1,017           607      13,258           (396)
                              --------      -----------       -------          -------     ---------  -----------       -------
    Total Operating
      Expenses........          11,750           2,356          1,761            1,042           701      17,610           (391)
                              --------      -----------       -------          -------     ---------  -----------       -------
Operating Income......           4,872             374            234              849          (361)      5,968            (64)
Interest Expense......             551              84             85                7            26         753             84
Gain on Sale of
  Operations..........              --              --             --               --            --          --            335
Other Income, net:
  Interest income.....               3              17             27               --            19          66            247
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries......              --             165            (69)              (4)           --          92             --
  Other nonoperating
    items.............              --              (5)           (50)               9            46          --            (56)
                              --------      -----------       -------          -------     ---------  -----------       -------
Income Before Income
  Taxes...............           4,324             467             57              847          (322)      5,373            378
Provision for (Benefit
  from) Income
  Taxes...............           1,573             184            119              317          (112)      2,081            143
                              --------      -----------       -------          -------     ---------  -----------       -------
Segment Net Income....      $    2,751       $     283      $     (62)       $     530     $    (210)  $   3,292      $     235
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Total Assets..........      $   23,916       $   6,540      $   4,449        $   1,288     $   1,273   $  37,466      $   1,944
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Capital Expenditures..      $    3,512       $     692      $     710        $      36     $     253   $   5,203      $       9
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Equity Method
  Investments.........      $       --       $   1,610      $     521        $      --     $      61   $   2,192      $     (44)
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------


                         CONSOLIDATED
                        ---------------
Operating Revenues:
  External revenues...     $  23,123
  Intersegment
    revenues..........            --
                        ---------------
    Total Operating
      Revenues........        23,123
                        ---------------
Operating Expenses:
  Depreciation &
    amortization......         4,357
  Other operating
    expense...........        12,862
                        ---------------
    Total Operating
      Expenses........        17,219
                        ---------------
Operating Income......         5,904
Interest Expense......           837
Gain on Sale of
  Operations..........           335
Other Income, net:
  Interest income.....           313
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries......            92
  Other nonoperating
    items.............           (56)
                        ---------------
Income Before Income
  Taxes...............         5,751
Provision for (Benefit
  from) Income
  Taxes...............         2,224
                        ---------------
Segment Net Income....     $   3,527
                        ---------------
                        ---------------
Total Assets..........     $  39,410
                        ---------------
                        ---------------
Capital Expenditures..     $   5,212
                        ---------------
                        ---------------
Equity Method
  Investments.........     $   2,148
                        ---------------
                        ---------------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L -- SEGMENT INFORMATION (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1997

                             WIRELINE        DOMESTIC     INTERNATIONAL     ADVERTISING                  TOTAL      CORPORATE AND
                          COMMUNICATIONS     WIRELESS      OPERATIONS     AND PUBLISHING     OTHER     SEGMENTS     ELIMINATIONS
                        ------------------  -----------  ---------------  ---------------  ---------  -----------  ---------------
Operating Revenues:
  External revenues...      $   15,178       $   2,581      $     948        $   1,837     $      17   $  20,561      $      --
  Intersegment
    revenues..........             168               8             --                7           185         368           (368)
                              --------      -----------       -------          -------     ---------  -----------       -------
    Total Operating
      Revenues........          15,346           2,589            948            1,844           202      20,929           (368)
                              --------      -----------       -------          -------     ---------  -----------       -------
Operating Expenses:
  Depreciation &
    amortization......           3,332             446            126               22            33       3,959              5
  Other operating
    expense...........           7,826           1,731            758              967           312      11,594           (373)
                              --------      -----------       -------          -------     ---------  -----------       -------
    Total Operating
      Expenses........          11,158           2,177            884              989           345      15,553           (368)
                              --------      -----------       -------          -------     ---------  -----------       -------
Operating Income......           4,188             412             64              855          (143)      5,376             --
Interest Expense......             534              59             37                5            33         668             93
Gain on Sale of
  Operations..........              --              --             --               --            --          --            787
Other income, net:
  Interest income.....               4              13             15               --            59          91            101
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries......              --             164           (220)              11          (197)       (242)            --
  Other nonoperating
    items.............              37              33             (4)               2            38         106            (37)
                              --------      -----------       -------          -------     ---------  -----------       -------
Income Before Income
  Taxes and
  Extraordinary
  Losses..............           3,695             563           (182)             863          (276)      4,663            758
Provision for (Benefit
  from) Income
  Taxes...............           1,372             230              5              320           (94)      1,833            318
Extraordinary Loss on
  Early Extinguishment
  of Debt, net of
  tax.................              (9)             --             --               --            --          (9)            --
                              --------      -----------       -------          -------     ---------  -----------       -------
Segment Net Income....      $    2,314       $     333      $    (187)       $     543     $    (182)  $   2,821      $     440
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Total Assets..........      $   23,226       $   5,859      $   3,278        $   1,262     $   1,326   $  34,951      $   1,350
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Capital Expenditures..      $    3,440       $     823      $     412        $      21     $     158   $   4,854      $       4
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Equity Method
  Investments.........      $       --       $   1,338      $     693        $      --     $     112   $   2,143      $    (136)
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------


                         CONSOLIDATED
                        ---------------
Operating Revenues:
  External revenues...     $  20,561
  Intersegment
    revenues..........            --
                        ---------------
    Total Operating
      Revenues........        20,561
                        ---------------
Operating Expenses:
  Depreciation &
    amortization......         3,964
  Other operating
    expense...........        11,221
                        ---------------
    Total Operating
      Expenses........        15,185
                        ---------------
Operating Income......         5,376
Interest Expense......           761
Gain on Sale of
  Operations..........           787
Other income, net:
  Interest income.....           192
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries......          (242)
  Other nonoperating
    items.............            69
                        ---------------
Income Before Income
  Taxes and
  Extraordinary
  Losses..............         5,421
Provision for (Benefit
  from) Income
  Taxes...............         2,151
Extraordinary Loss on
  Early Extinguishment
  of Debt, net of
  tax.................            (9)
                        ---------------
Segment Net Income....     $   3,261
                        ---------------
                        ---------------
Total Assets..........     $  36,301
                        ---------------
                        ---------------
Capital Expenditures..     $   4,858
                        ---------------
                        ---------------
Equity Method
  Investments.........     $   2,007
                        ---------------
                        ---------------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L -- SEGMENT INFORMATION (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1996

                             WIRELINE        DOMESTIC     INTERNATIONAL     ADVERTISING                  TOTAL      CORPORATE AND
                          COMMUNICATIONS     WIRELESS      OPERATIONS     AND PUBLISHING     OTHER     SEGMENTS     ELIMINATIONS
                        ------------------  -----------  ---------------  ---------------  ---------  -----------  ---------------
Operating Revenues:
  External revenues...      $   14,624       $   2,204      $     547        $   1,651     $      14   $  19,040      $      --
  Intersegment
    revenues..........             152               3              7               --           123         285           (285)
                              --------      -----------       -------          -------     ---------  -----------       -------
    Total Operating
      Revenues........          14,776           2,207            554            1,651           137      19,325           (285)
                              --------      -----------       -------          -------     ---------  -----------       -------
Operating Expenses:
  Depreciation &
    amortization......           3,255             324             98               21            16       3,714              5
  Other operating
    expense...........           7,814           1,497            481              800           187      10,779           (237)
                              --------      -----------       -------          -------     ---------  -----------       -------
    Total Operating
      Expenses........          11,069           1,821            579              821           203      14,493           (232)
                              --------      -----------       -------          -------     ---------  -----------       -------
Operating Income......           3,707             386            (25)             830           (66)      4,832            (53)
Interest Expense......             552              41             28                3            --         624             97
Gain on Sale of
  Operations..........              --              --             --               --            --          --            442
Other income, net:
  Interest income.....               8               4             19                1            30          62            100
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries......              --             195           (163)              23          (131)        (76)            --
  Other nonoperating
    items.............              12             (22)            11               (2)          (12)        (13)            35
                              --------      -----------       -------          -------     ---------  -----------       -------
Income Before Income
  Taxes...............           3,175             522           (186)             849          (179)      4,181            427
Provision for (Benefit
  from) Income
  Taxes...............           1,170             219              4              323           (63)      1,653             92
                              --------      -----------       -------          -------     ---------  -----------       -------
Segment Net Income....      $    2,005       $     303      $    (190)       $     526     $    (116)  $   2,528      $     335
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Total Assets..........      $   23,038       $   5,294      $   1,369        $   1,226     $     767   $  31,694      $     874
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Capital Expenditures..      $    3,206       $     985      $     177        $      28     $      55   $   4,451      $       4
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------
Equity Method
  Investments.........      $       --       $   1,355      $     294        $      46     $     136   $   1,831      $    (155)
                              --------      -----------       -------          -------     ---------  -----------       -------
                              --------      -----------       -------          -------     ---------  -----------       -------


                         CONSOLIDATED
                        ---------------
Operating Revenues:
  External revenues...     $  19,040
  Intersegment
    revenues..........            --
                        ---------------
    Total Operating
      Revenues........        19,040
                        ---------------
Operating Expenses:
  Depreciation &
    amortization......         3,719
  Other operating
    expense...........        10,542
                        ---------------
    Total Operating
      Expenses........        14,261
                        ---------------
Operating Income......         4,779
Interest Expense......           721
Gain on Sale of
  Operations..........           442
Other income, net:
  Interest income.....           162
  Equity in earnings
    (losses) of
    unconsolidated
    subsidiaries......           (76)
  Other nonoperating
    items.............            22
                        ---------------
Income Before Income
  Taxes...............         4,608
Provision for (Benefit
  from) Income
  Taxes...............         1,745
                        ---------------
Segment Net Income....     $   2,863
                        ---------------
                        ---------------
Total Assets..........     $  32,568
                        ---------------
                        ---------------
Capital Expenditures..     $   4,455
                        ---------------
                        ---------------
Equity Method
  Investments.........     $   1,676
                        ---------------
                        ---------------

    Net revenues to external customers are based on the location of the customer. Geographic information as of December 31, 1998, 1997 and 1996 is as follows:

                                                                               UNITED
                                                                               STATES    INTERNATIONAL    TOTAL
                                                                              ---------  -------------  ---------
YEAR ENDED DECEMBER 31, 1998
  Revenues..................................................................  $  21,128    $   1,995    $  23,123
  Long-lived assets.........................................................     27,082        3,622       30,704

YEAR ENDED DECEMBER 31, 1997
  Revenues..................................................................  $  19,613    $     948    $  20,561
  Long-lived assets.........................................................     25,948        2,236       28,184

YEAR ENDED DECEMBER 31, 1996
  Revenues..................................................................  $  18,493    $     547    $  19,040
  Long-lived assets.........................................................     25,102        1,168       26,270

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE M -- FINANCIAL INSTRUMENTS

    The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BellSouth Telecommunications long-term debt is estimated based on the closing market prices for each issue at December 31, 1998 and 1997. Fair value estimates for the Guarantee of ESOP Debt, Capital Funding long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that BellSouth could realize in a current market exchange.

    Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31, 1998 and 1997:

                                                                          1998                      1997
                                                                ------------------------  ------------------------
                                                                              ESTIMATED                 ESTIMATED
                                                                 RECORDED       FAIR       RECORDED       FAIR
                                                                  AMOUNT        VALUE       AMOUNT        VALUE
                                                                -----------  -----------  -----------  -----------
BALANCE SHEET FINANCIAL INSTRUMENTS
  Long-Term Debt:
    BellSouth Telecommunications..............................   $   6,518    $   6,771    $   6,089    $   6,142
    Capital Funding...........................................       1,469        1,523        1,290        1,324
    Guarantee of ESOP Debt....................................         467          519          534          584
OFF BALANCE SHEET FINANCIAL INSTRUMENTS
  Interest Rate Swaps.........................................          --          (13)          --           (6)
  Foreign Exchange Forward Contracts..........................          --           --           --           (3)

    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth is, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in its normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose the company to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the then current value of the currency rate or interest rate differential, not the full notional or contract amount. Such contracts and agreements have been executed with creditworthy financial institutions. As such, BellSouth considers the risk of nonperformance to be remote.

    CURRENCY SWAP. BellSouth entered into a currency swap in 1994 to hedge European Currency Units (ECU) 125,000,000 debt issued by Capital Funding. The currency swap and related debt mature in February 1999. At December 31, 1998, the net currency swap receivable, which equals the fair value of the swap, was $7 and the related net interest receivable was $7, both of which are included in accounts receivable in the Consolidated Balance Sheets at December 31, 1998.

    INTEREST RATE SWAPS. BellSouth enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. As of December 31, 1998 and 1997, BellSouth was a party to various interest rate swaps with an aggregate notional amount of $920. Under swap agreements, BellSouth paid fixed rates averaging 6.11% and 7.13% at December 31, 1998 and 1997 and received variable rates averaging 5.54% and 5.69% at December 31, 1998 and 1997, respectively. BellSouth also paid variable rates averaging 5.69% and

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE M -- FINANCIAL INSTRUMENTS (CONTINUED) received fixed rates averaging 6.00% at December 31, 1998. The swaps mature at dates ranging from 2001 to 2002.

    OTHER. BellSouth has also issued letters of credit and financial guarantees which approximate $523 at December 31, 1998. Of this total, $360 represents the U.S. Dollar equivalent of the outstanding debt of E-Plus (a partially-owned wireless communications company located in Germany) guaranteed by BellSouth. BellSouth has agreed to guarantee E-Plus borrowings up to a U.S. Dollar equivalent of $422 (705 million German Marks) at December 31, 1998. Since there is no market for the instruments, it is not practicable to estimate their fair value.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject BellSouth to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from long distance carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1998 and 1997, approximately $472 and $485, respectively, of trade accounts receivable were from long distance carriers.

NOTE N -- COMMITMENTS AND CONTINGENCIES

    LEASES. BellSouth has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $242, $273 and $269 for 1998, 1997 and 1996, respectively. Capital leases currently in effect are not significant.

    The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 1998:

                                          1999  2000  2001  2002  2003   THEREAFTER   TOTAL
                                          ----  ----  ----  ----  ----   ----------   ------
Minimum rentals.........................  $212  $197  $181  $168  $148      $663      $1,569
                                          ----  ----  ----  ----  ----     -----      ------
                                          ----  ----  ----  ----  ----     -----      ------

    OUTSIDE PLANT. BellSouth currently self-insures all of its outside plant against casualty losses. The net book value of outside plant was $7,234 and $7,408 at December 31, 1998 and 1997, respectively. Such outside plant, located in the nine Southeastern states served by BellSouth Telecommunications, is susceptible to damage from severe weather conditions and other perils, including hurricanes.

    OUTSOURCING CONTRACTS. Beginning in 1997, BellSouth Telecommunications contracted with various entities to outsource the performance of certain engineering functions, as well as its information technology operations and application development. These contracts expire at various dates through 2008, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $400 to $625 annually over the next nine years.

    RECIPROCAL COMPENSATION. Following the enactment of the Telecommunications Act of 1996, BellSouth Telecommunications and various competitive local exchange carriers (CLECs) entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous CLECs claim entitlement from BellSouth Telecommunications for compensation associated with dial-up calls originating on BellSouth Telecommunications' network and connecting with Internet service providers
(ISPs) served by the CLECs' networks. BellSouth Telecommunications has

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE N -- COMMITMENTS AND CONTINGENCIES (CONTINUED) maintained that, because the Federal Communications Commission (FCC) has previously determined that Internet calls over dedicated lines are jurisdictionally interstate, dial-up calls to ISPs are not local calls for which terminating compensation is due under the interconnection agreements. The courts and state commissions that have considered the matter have ruled that such calls invoke the reciprocal compensation obligation. The FCC has indicated that it would release an order in which it would address the jurisdictional nature of switched ISP traffic. BellSouth Telecommunications believes that it has a good basis for its claims that such reciprocal compensation is not owed to the CLECs. However, at December 31, 1998, BellSouth Telecommunications' exposure related to unrecorded amounts withheld from CLECs was approximately $135, including accrued interest.

    OTHER CLAIMS. BellSouth and its subsidiaries are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BellSouth Telecommunications is also subject to claims attributable to predivestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for predivestiture events are shared with AT&T Corp.

    While complete assurance cannot be given as to the outcome of any legal claims, BellSouth believes that any financial impact would not be material to its results of operations, financial position or cash flows.

NOTE O -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included. The results for fourth quarter 1998 include a pretax gain of $180 ($110 after tax) on the sale of BellSouth's operation in New Zealand as well as additional income of $102 ($62 after tax) which resulted from the early repayment of a loan. First quarter 1998 results include a pretax gain of $155 ($96 after tax) resulting from additional proceeds from the sale of ITT World Directories. The results for third quarter 1997 include pretax gains on sales of operations of $787, which increased net income by $480.

                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                               ---------  ---------  ---------  ---------
1998
Operating Revenues...........................................  $   5,426  $   5,664  $   5,865  $   6,168
Operating Income.............................................  $   1,454  $   1,434  $   1,463  $   1,553
Net Income...................................................  $     892  $     818  $     814  $   1,003
Earnings Per Share--Basic and Diluted(a).....................  $     .45  $     .41  $     .41  $     .51

1997
Operating Revenues...........................................  $   4,845  $   4,923  $   5,193  $   5,600
Operating Income.............................................  $   1,353  $   1,224  $   1,346  $   1,453
Net Income...................................................  $     693  $     654  $   1,185  $     729
Earnings Per Share--Basic and Diluted(a).....................  $     .35  $     .33  $     .60  $     .37

--------------

(a) Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE P -- SUBSEQUENT EVENT

    BellSouth holds equity interests in two wireless communications consortia in Brazil, which are accounted for under the equity method of accounting. At December 31, 1998, the Brazilian operations had incurred approximately $2,300 in U.S. Dollar-denominated liabilities. During January 1999 the Brazilian government allowed its currency to trade freely against other currencies resulting in an immediate devaluation of the Brazilian Real. For January 1999, the latest internal financial reporting period, BellSouth will recognize a foreign exchange rate loss resulting from the devaluation of approximately $364 through recording its share of equity in earnings of its Brazilian equity investments. The aforementioned exchange loss is subject to further upward or downward adjustment based on fluctuations in the U.S. Dollar/Brazilian Real exchange rate.

                             BELLSOUTH CORPORATION
                            MARKET AND DIVIDEND DATA

    The principal market for trading in BellSouth Common Stock is the New York Stock Exchange, Inc. (NYSE). BellSouth Common Stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. The ticker symbol for BellSouth Common Stock is BLS. At February 1, 1999, there were 978,796 holders of record of BellSouth Common Stock. The market price and dividend information listed below has been adjusted for the two-for-one stock split effective in December 1998. Market price data were obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading. High and low prices represent the highest and lowest sales prices for the periods indicated.

                                                                                     MARKET PRICES      PER SHARE
                                                                                   ------------------   DIVIDENDS
                                                                                    HIGH        LOW      DECLARED
                                                                                   -------    -------   ----------

1996
First Quarter...................................................................   $22 15/16  $18       $     .18
Second Quarter..................................................................    21 3/16    17 5/8         .18
Third Quarter...................................................................    21 11/16   17 5/8         .18
Fourth Quarter..................................................................    22         18 1/8         .18

1997
First Quarter...................................................................   $23 13/16  $19 1/16  $     .18
Second Quarter..................................................................    24 5/16    19 11/16       .18
Third Quarter...................................................................    24 1/2     21 21/32       .18
Fourth Quarter..................................................................    29 1/16    22 5/8         .18

1998
First Quarter...................................................................   $34 7/32   $27 1/16  $     .18
Second Quarter..................................................................    34 3/4     30 1/2         .18
Third Quarter...................................................................    39 1/16    32 5/32        .18
Fourth Quarter..................................................................    50         36 5/8         .19

STOCK TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services, L.L.C. is BellSouth's stock transfer agent and registrar.

                             BELLSOUTH CORPORATION

                          1155 PEACHTREE STREET, N.E.

                             ATLANTA, GA 30309-3610

                                      LOGO

                           PRINTED ON RECYCLED PAPER

                                     [LOGO]

                                                       Please Mark your
                                                       Votes as indicated   /x/
                                                       in this example

          DIRECTORS' PROPOSALS--DIRECTORS RECOMMEND A VOTE "FOR"                                SHAREHOLDER PROPOSALS--
----------------------------------------------------------------------------------        DIRECTORS RECOMMEND A VOTE "AGAINST"
                                                                                     ----------------------------------------------
                 WITHHOLD    FOR ALL
           FOR   AUTHORITY   EXCEPT                        FOR   AGAINST   ABSTAIN                             FOR  AGAINST ABSTAIN

Elect all                               2. Ratification                               3. B.W. Carmichael:
Director                                   Auditors (p. 13)                              Executive
Nominees                                                                                 Compensation (p. 13)
(p. 4)

                                                                                      4. M. Carmichael:
                                                                                         Severance
                                                                                         Agreements (p. 14)

Exceptions:

To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter name(s) of the exception(s) in the space provided.

                                                         Discontinue mailing of
                                                         duplicate Annual Report



Signature(s)                                                               Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                       Detach here from proxy voting card


[LOGO]

ADMISSION TICKET
----------------
This ticket entitles you, the
shareholder, and one guest to
attend the 1999 Annual Meeting.


                    ANNUAL MEETING OF BELLSOUTH SHAREHOLDERS
                            MONDAY, APRIL 26, 1999
                            8:00 A.M.--DOORS OPEN
                          9:00 A.M.--MEETING BEGINS

    The Cobb Galleria Centre Ballroom--Two Galleria Parkway--Atlanta, Georgia

                See reverse side for map of area and directions.

         FOR WHEELCHAIR AND HEARING IMPAIRED SEATING, PLEASE SEE A HOST/
                          HOSTESS FOR ASSISTANCE.

                                                                        [LOGO]

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the BellSouth Annual Meeting of Shareholders on April 26, 1999.

The undersigned hereby appoints F. Duane Ackerman, C. Dixon Spangler, Jr., and Ronald A. Terry, and each of them, proxies with full power of substitution, to vote all shares of BellSouth stock of the undersigned at the Annual Meeting of Shareholders to be held at 9:00 A.M. EDT, April 26, 1999 at the Cobb Galleria Centre Ballroom, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other matters listed on the reverse side of this card, and at their discretion on any other matter that may properly come before the meeting.

Your vote for the election of Directors for the terms set forth in the proxy statement may be indicated on the reverse side of this card. Nominees are F. Duane Ackerman, Rueben V. Anderson, Kathleen F. Feldstein, John G. Medlin, Jr. and C. Dixon Spangler, Jr.

This card also provides voting instructions for shares held in the BellSouth Direct Stock Purchase and Dividend Reinvestment Plan and, if registrations are identical, shares held in the various employee stock purchase and benefit plans.

Your vote is important. Please sign and date on the reverse and return promptly in the enclosed envelope or otherwise to BellSouth Corporation, Church Street Station, P.O. Box 1456, New York, New York 10277-1456, so that your shares can be represented at the meeting.

-------------------------------------------------------------------------------
Detach here


ANNUAL MEETING                         [MAP]   [MAP]
OF BELLSOUTH
SHAREHOLDERS

MONDAY
APRIL 26, 1999

9:00 A.M. EDT


DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

Northbound on I-75: Take exit 109B (I-285 Westbound); take Cobb Pkwy./U.S. Hwy. 41 exit and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Southbound on I-75: Take exit 109 (I-285 Westbound); continue west on I-285 and take the Cobb Pkwy./U.S. Hwy. 41 exit and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Westbound on I-285: Take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

Eastbound on I-285: Take exit 13 (Cobb Pkwy./U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.